INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                FILED PURSUANT TO RULE 424(B)(3)
                                                   COMMISSION FILE NO. 333-15387

                 SUBJECT TO COMPLETION, DATED DECEMBER 13, 1996


          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED DECEMBER   , 1996



           [LOGO]
                         4,000,000 PREFERRED SECURITIES
                         MIDAMERICAN ENERGY FINANCING I



                % CUMULATIVE QUARTERLY INCOME PREFERRED SECURITIES,
                             SERIES A (QUIPS-SM-)*


              (LIQUIDATION PREFERENCE $25 PER PREFERRED SECURITY)


                      GUARANTEED, AS SET FORTH HEREIN, BY



                           MIDAMERICAN ENERGY COMPANY

                                   ----------


    The    % Cumulative Quarterly Income Preferred Securities, Series A (the
"Series A Preferred Securities") offered hereby are being issued by and represent undivided preferred beneficial interests in the assets of MidAmerican Energy Financing I, a statutory business trust formed under the laws of the State of Delaware (the "Series A Issuer" or the "Series A Trust"). The preferred interests represented by the Series A Preferred Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the trust interests represented by the Series A Common Securities (as defined herein) issued by the Series A Issuer. See "Description of the Preferred Securities -- Subordination of Common Securities" in the accompanying Prospectus.


                                                  (COVER CONTINUED ON NEXT PAGE)
                               ------------------


    SEE "RISK FACTORS" BEGINNING ON PAGE S-4 HEREOF FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE SERIES A PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENT OF DISTRIBUTIONS ON THE SERIES A PREFERRED SECURITIES AND INTEREST ON THE SERIES A DEBENTURES MAY BE DEFERRED AND THE RELATED FEDERAL INCOME TAX CONSEQUENCES.

                                ----------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ----------------


                                                                                                        PROCEEDS TO THE
                                                                      INITIAL PUBLIC    UNDERWRITING        SERIES A
                                                                      OFFERING PRICE   COMMISSION (1)    ISSUER (2)(3)
                                                                      --------------  ----------------  ----------------
Per Series A Preferred Security.....................................        $               (2)                $
Total...............................................................        $               (2)                $


----------
(1) The Series A Issuer and MidAmerican Energy have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".


(2) In view of the fact that the entire proceeds of the sale of the Series A Preferred Securities will be used to purchase the Series A Debentures, the Underwriting Agreement provides that MidAmerican Energy will pay to the Underwriters, as compensation ("Underwriters' Compensation") for their
    arranging the investment therein of such proceeds, $        per Series A
    Preferred Security (or $        in the aggregate). See "Underwriting".



(3) Expenses of the offering, which are payable by MidAmerican Energy, are estimated to be $152,000.

                               ------------------


    The Series A Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the

GOLDMAN, SACHS & CO.



               PAINEWEBBER INCORPORATED



                              DEAN WITTER REYNOLDS INC.



                                              A.G. EDWARDS & SONS, INC.



DILLON, READ & CO. INC.                                   LEGG MASON WOOD WALKER


                                                          INCORPORATED


                               ------------------


          The date of this Prospectus Supplement is December   , 1996.

Series A Preferred Securities will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company on or about
, 1996, against payment therefor in immediately available funds.
----------

*QUIPS is a servicemark of Goldman, Sachs & Co.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SERIES A PREFERRED SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                ----------------

(COVER CONTINUED)


    MidAmerican Energy Company, an Iowa corporation ("MidAmerican Energy" or the "Company"), is the owner of the trust interests represented by the common securities (the "Series A Common Securities" and together with the Series A Preferred Securities the "Series A Trust Securities") issued by the Series A Issuer. The Series A Issuer exists for the sole purpose of issuing its trust
interests and investing the proceeds thereof in the    % Deferrable Interest
Subordinated Debentures, Series A (the "Series A Debentures") issued by
MidAmerican Energy. The Series A Debentures will mature on              , 2026,
which date may be extended to a date not later than              , 2045 if
certain conditions are met. See "Certain Terms of the Series A Debentures -- General". MidAmerican Energy has the right to, at any time, cause the termination of the Series A Issuer and the distribution of the Series A Debentures to the Holders of the Series A Trust Securities on a pro rata basis in liquidation of such Holders' interests in the Trust. See "Certain Terms of the Series A Preferred Securities -- Termination of the Series A Issuer and Distribution of the Series A Debentures". The First National Bank of Chicago is the Property Trustee of the Series A Issuer and the Indenture Trustee and Guarantee Trustee of MidAmerican Energy.



    Owners (the "Holders") of the Series A Preferred Securities will be entitled to receive preferential cumulative cash distributions accruing from the date of original issuance and payable quarterly in arrears on the first day of March, June, September and December of each year, commencing March 1, 1997, at the per
annum rate of        % of the liquidation preference amount of $25 per Series A
Preferred Security (together, at any given time, with any accrued but unpaid such amounts and interest thereon, if any, "Distributions"). Interest on the Series A Debentures is the sole source of income for the Series A Issuer from which payment of Distributions on the Series A Preferred Securities can be made.



    MidAmerican Energy has the right to defer payments of interest on the Series A Debentures by extending the interest payment period thereon at any time or from time to time for up to 20 consecutive quarters (each, an "Extension Period"), provided that any such Extension Period may not extend beyond the maturity of the Series A Debentures and that MidAmerican Energy may not defer any payment of Additional Interest Attributable to Taxes (as defined in the accompanying Prospectus). If interest payments on the Series A Debentures are deferred, Distributions on the Series A Preferred Securities will also be deferred. During an Extension Period, quarterly Distributions on the Series A Preferred Securities will continue to accrue and Distributions that are in arrears will bear interest on the amount thereof at the per annum rate of
      % (to the extent permitted by applicable law, compounded quarterly), and Holders of Series A Preferred Securities will be required to accrue income for United States federal income tax purposes. See "Description of the Series A Debentures -- Option to Extend Interest Payment Period" and "United States Federal Income Taxation -- Interest Income and Original Issue Discount." Upon the termination of any Extension Period and the payment of all amounts then due, including interest on deferred interest payments, MidAmerican Energy may select a new Extension Period, subject to the above requirements.


    The payment of Distributions and payments on liquidation of the Series A Issuer or the redemption of Series A Preferred Securities, in each case out of moneys held by the Series A Issuer as set forth below, are guaranteed by MidAmerican Energy to the extent the Series A Issuer has sufficient funds available to make such payments (the "Series A Guarantee"). See "Certain Terms of the Series A Guarantee." If MidAmerican Energy fails to make interest payments on the Series A Debentures held by the Series A Issuer, the Series A Issuer will have insufficient funds to pay Distributions on the Series A Preferred Securities. The Series A Guarantee does not cover payment of Distributions when the Series A Issuer does not have sufficient funds to pay such Distributions. In such event, a Holder of Series A Preferred Securities will have the right to institute a suit directly against MidAmerican Energy to enforce payment of principal of or interest on the Series A Debentures. See "Description of the Debentures -- Enforcement of Certain Rights by Holders of Preferred Securities" in the accompanying Prospectus. MidAmerican Energy's obligations under the Series A Guarantee are subordinate and junior in right of payment to all liabilities of MidAmerican Energy, including the Series A Debentures, except any liabilities that may be made PARI PASSU expressly by their terms. MidAmerican Energy has agreed in an Agreement as to Expenses and Liabilities (the

"Expense Agreement") to provide funds to the Series A Issuer as needed to pay obligations of the Series A Issuer to parties other than Holders of Series A Trust Securities. The Series A Debentures and the Series A Guarantee, together with the obligations (the "Back-Up Obligations") of MidAmerican Energy with respect to the Series A Preferred Securities under the Indenture, the Series A Supplemental Indenture (as defined herein), the Series A Trust Agreement (as defined herein) and the Expense Agreement, constitute a full and unconditional guarantee of the Series A Preferred Securities by MidAmerican Energy. Although certain terms of the Indenture may be modified or waived without the consent of holders of Series A Preferred Securities, no such modification or waiver would make such guarantee less than full and unconditional.


    The Series A Preferred Securities are subject to mandatory redemption upon repayment of the Series A Debentures at maturity or upon their earlier redemption. See "Description of the Preferred Securities -- Redemption Procedures" in the accompanying Prospectus. MidAmerican Energy will have the
option at any time on or after        , 2001, to redeem the Series A Debentures,
in whole or in part. MidAmerican Energy also will have the option, upon the occurrence and during the continuation of a Tax Event (as defined herein), to redeem at any time the Series A Debentures, in whole but not in part, which will result in the redemption of all the Series A Trust Securities by the Series A Issuer. Any redemption of Series A Trust Securities by the Series A Issuer will be in amounts having an aggregate liquidation preference amount equal to the aggregate principal of Series A Debentures to be redeemed and will be at a redemption price equal to 100% of such liquidation preference amount, plus accrued and unpaid Distributions, if any, to the redemption date. Each class of the Series A Trust Securities will be redeemed in proportion to the percentage they represent of all the Series A Trust Securities. See "Description of the Debentures -- Optional Redemption" in the accompanying Prospectus.


    MidAmerican Energy will have the right, at any time, to cause the termination of the Series A Issuer and, in connection therewith, after satisfaction of liabilities owed by the Series A Issuer to its creditors, if any, to cause the distribution of Series A Debentures to the Holders of Series A Preferred Securities and the Common Securities in liquidation of the Series A Issuer. See "Certain Terms of the Series A Preferred Securities -- Termination of Series A Issuer and Distribution of Series A Debentures".


    The Series A Debentures are subordinate and junior in right of payment to all Senior Indebtedness (as defined in the accompanying Prospectus) of MidAmerican Energy. The terms of the Series A Debentures place no limitation on the amount of Senior Indebtedness that may be incurred by MidAmerican Energy. As of September 30, 1996, MidAmerican Energy had approximately $1.2 billion principal amount of indebtedness for borrowed money and capital lease obligations constituting Senior Indebtedness. See "Description of the Debentures -- Subordination" and "Description of the Preferred Securities" in the accompanying Prospectus.


    In the event of the liquidation of the Series A Issuer, the Holders of the Series A Trust Securities will be entitled to receive either (i) Series A Debentures in an aggregate principal amount of $25 per Series A Preferred Security or (ii) a liquidation preference amount of $25 per Series A Preferred Security, plus accrued and unpaid Distributions thereon to the date of payment, subject to certain limitations. See Description of the "Preferred Securities -- Liquidation Distribution upon Termination" in the accompanying Prospectus.


    Application has been made to list the Series A Preferred Securities on the
New York Stock Exchange (the "NYSE") under the symbol "       ". Trading of the
Series A Preferred Securities on the NYSE is expected to commence within 30 days after the initial delivery of the Series A Preferred Securities. If the Series A Debentures are distributed to the holders of Series A Preferred Securities upon the liquidation of the Series A Issuer, MidAmerican Energy will use its best efforts to list the Series A Debentures on the NYSE or such other stock exchanges, if any, on which the Series A Preferred Securities are then listed.



    The Series A Preferred Securities will be represented by a global certificate registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Series A Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by Participants (as defined in the accompanying Prospectus) in DTC. Except as described herein, Series A Preferred Securities in certificated form will not be issued in exchange for the global certificate. See "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company" in the accompanying Prospectus.

                                  RISK FACTORS

    Prospective purchasers of Series A Preferred Securities should carefully review the information contained elsewhere herein and should particularly consider the following risk factors with respect to the Series A Preferred
Securities:

RANKING OF SUBORDINATED OBLIGATIONS UNDER THE SERIES A GUARANTEE AND THE SERIES
  A DEBENTURES


    MidAmerican Energy's obligations under the Series A Guarantee issued by MidAmerican Energy for the benefit of the Holders of the Series A Preferred Securities are unsecured and rank subordinate and junior in right of payment to all liabilities of MidAmerican Energy, including the Series A Debentures, except any liabilities that may be made PARI PASSU expressly by their terms. The obligations of MidAmerican Energy under the Series A Debentures are subordinate and junior in right of payment to Senior Indebtedness of MidAmerican Energy. As of September 30, 1996, MidAmerican Energy had approximately $1.2 billion principal amount of Senior Indebtedness. There are no terms of the Series A Preferred Securities, the Series A Debentures or the Series A Guarantee that limit MidAmerican Energy's ability to incur additional indebtedness, including indebtedness that would rank senior to the Series A Debentures and the Series A Guarantee. See "Description of the Guarantee -- Status of the Guarantee" and "Description of the Debentures -- Subordination" in the accompanying Prospectus.


    The ability of the Series A Issuer to pay amounts due on the Series A Preferred Securities is solely dependent upon MidAmerican Energy making payments on the Series A Debentures as and when required.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    MidAmerican Energy has the right under the Indenture to extend the interest payment period at any time and from time to time on the Series A Debentures, for a period not exceeding 20 consecutive quarters. As a consequence of any such extension, quarterly Distributions on the Series A Preferred Securities would be deferred by the Series A Issuer during such Extension Period, but would continue
to accumulate additional Distributions thereon at the rate of    % per annum. In
the event that MidAmerican Energy exercises this right, during any Extension Period MidAmerican Energy may not, and may not permit any of its subsidiaries to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of MidAmerican Energy's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of MidAmerican Energy (including other debentures issued pursuant to the Indenture (as defined in the accompanying Prospectus)) that rank PARI PASSU with or junior in interest to the Series A Debentures or make any guarantee payments with respect to any guarantee by MidAmerican Energy of the debt securities of any of its subsidiaries if such guarantee ranks PARI PASSU with or junior in interest to the Series A Debentures (other than (a) dividends or distributions in MidAmerican Energy common stock, (b) payments under any Guarantee (as defined in the accompanying Prospectus), and (c) purchases of common stock related to the issuance of MidAmerican Energy common stock under any of MidAmerican Energy's benefit plans for its directors, officers or employees). Prior to the termination of any such Extension Period, MidAmerican Energy may further extend the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters and that such Extension Period may not extend beyond the maturity date of the Series A Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, MidAmerican Energy may elect to begin a new Extension Period subject to the above requirements. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Series A Debentures. See "Certain Terms of the Series A Preferred Securities -- Distributions" and "Certain Terms of the Series A Debentures -- Option to Extend Interest Payment Period."

    Should MidAmerican Energy exercise its right to defer payments of interest by extending the interest payment period, each Holder of Preferred Securities would be required to accrue income (as original issue discount ("OID")) in respect of the interest payable thereafter allocable to its Series A Preferred Securities for United States federal income tax purposes, which would be allocated but not distributed to Holders of record of Series A Preferred Securities. As a result, each such Holder of Series A Preferred Securities would recognize income for United States federal income tax purposes in advance of the receipt of cash and would not receive the cash from the Series A Trust related to such income if such Holder disposed of its Series A Preferred Securities prior to the record date for the date on which distributions of such amounts were made. See "United States Federal Income Taxation -- Interest Income and Original Issue Discount."

    MidAmerican Energy has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Series A Debentures. However, should MidAmerican Energy elect to exercise such right in the future, the market price of the Series A Preferred Securities is likely to be affected. A Holder that disposes of its Series A Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a Holder that continues to hold its Series A Preferred Securities. In addition, as a result of the existence of MidAmerican Energy's right to defer interest payments, the market price of the Series A Preferred Securities (which represent a preferred undivided beneficial interest in the Series A Debentures) may be more volatile than other securities which do not contain such rights.

TERMINATION OF SERIES A ISSUER AND DISTRIBUTION OF SERIES A DEBENTURES

    MidAmerican Energy has the right to, at any time, direct the Property Trustee to dissolve the Series A Issuer and, in connection therewith, after satisfaction of creditors of the Series A Issuer, if any, cause the Series A Debentures to be distributed to the Holders of Series A Trust Securities on a pro rata basis in liquidation of such Holders' interests in the Trust. Under current United States federal income tax law, a distribution of Series A Debentures upon the termination and dissolution of the Series A Issuer would not be a taxable event to holders of the Series A Preferred Securities. If, however, the Series A Trust is characterized for United States federal income tax purposes as an association taxable as a corporation at the time of dissolution, the distribution of the Series A Debentures would be a taxable event to Holders. See "United States Federal Income Taxation -- Receipt of Series A Debentures or Cash Upon Liquidation of the Series A Trust." Because Holders of Series A Preferred Securities may receive Series A Debentures, prospective purchasers of Series A Preferred Securities are also making an investment decision with regard to the Series A Debentures and should carefully review all the information regarding the Series A Debentures contained herein. See "Description of the Series A Preferred Securities -- Termination of Series A Issuer and Distribution of Series A Debentures" herein and "Description of the Series A Debentures -- General" in the accompanying Prospectus.

MARKET PRICE

    There can be no assurance as to the market prices for Series A Preferred Securities or Series A Debentures that may be distributed in exchange for Series A Preferred Securities if the Series A Issuer were to be terminated and dissolved. Accordingly, the Series A Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Series A Debentures that a Holder of Series A Preferred Securities may receive on termination and liquidation of the Series A Issuer, may trade at a discount to the price that the investor paid to purchase the Series A Preferred Securities offered hereby.

TAX EVENT REDEMPTION

    Upon the occurrence and during the continuance of a Tax Event (as hereinafter defined), MidAmerican Energy has the right to redeem the Series A Debentures, in whole but not in part, and thereby cause a mandatory redemption of all the Series A Preferred Securities and Series A Common Securities within 90 days following the occurrence of such Tax Event. See "Certain Terms of the Series A Preferred Securities -- Tax Event Redemption." The receipt of cash by the Holders of the Series A Preferred Securities upon a dissolution of the Series A Trust would be a taxable event to such Holders. See "United States Federal Income Taxation -- Receipt of Series A Debentures or Cash Upon Liquidation of the Series A Trust."

POSSIBLE TAX LAW CHANGES

    On March 19, 1996, the Revenue Reconciliation Bill of 1996 (the "Bill") was released, which would, among other things, generally deny interest deductions for United States federal income tax purposes of interest on an instrument, issued by a corporation, that has a maximum weighted average maturity of more than 40 years. The Bill would also generally deny interest deductions for interest on an instrument, issued by a corporation, that has a maximum term of more than 20 years and that is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. The above-described provisions of the Bill were proposed to be effective generally for debt instruments issued on or after December 7, 1995. If either of such provisions were to apply to the Series A Debentures, the Company would be unable to deduct interest on the Series A Debentures for United States federal income tax purposes. However, on March 29, 1996, the Chairmen of the Senate Finance and House Ways and Means Committees issued a joint statement to the effect that it was their intention that the effective date of the President's legislative proposals, if adopted, will be no earlier than the date of appropriate Congressional action. The Company believes that, under current law, it will be able to deduct interest on the Series A Debentures. There can be no assurance, however, that current or future legislative proposals or final legislation will not affect the ability of the Company to deduct interest on the Series A Debentures. Such a change could give rise to a Tax Event which may permit the Company to cause a redemption of the Series A Preferred Securities. See "Certain Terms of the Series A Preferred Securities -- Tax Event Redemption" and "United States Federal Income Taxation -- Possible Tax Law Changes."

RIGHTS UNDER THE GUARANTEE; LIMITATION AS TO FUNDS AVAILABLE TO THE SERIES A
  ISSUER

    The Series A Guarantee guarantees to the Holders of the Series A Preferred Securities to the extent not paid by the Series A Issuer, the payment (but not the collection) of (i) any accrued and unpaid Distributions required to be paid on the Series A Preferred Securities, to the extent the Series A Issuer has funds available therefor, (ii) the redemption price, and all accrued and unpaid distributions to the date of redemption, with respect to Series A Preferred Securities called for redemption by the Series A Issuer, to the extent the Series A Issuer has funds available therefor and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Series A Issuer (unless the Series A Debentures are distributed to Holders of the Series A Preferred Securities), the lesser of (a) the aggregate of the liquidation preference amount and all accrued and unpaid Distributions on the Series A Preferred Securities to the date of payment and (b) the amount of assets of the Series A Issuer remaining available for distribution to Holders of the Series A Preferred Securities in liquidation of the Series A Issuer. The Holders of not less than a majority in aggregate Liquidation Amount (as defined herein) of the Series A Preferred Securities have the right to waive any default by MidAmerican on any of its payment obligations under the Series A Guarantee, and to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee under the Series A Guarantee (the "Series A Guarantee Trustee") or to direct the exercise of any trust power conferred upon the Series A

Guarantee Trustee under the Series A Guarantee. Any Holder of Series A Preferred Securities may institute a legal proceeding directly against MidAmerican Energy to enforce its rights under the Series A Guarantee without first instituting a legal proceeding against the Series A Issuer, the Guarantee Trustee or any other person or entity. If MidAmerican Energy were to default on its obligations under the Series A Debentures, the Series A Issuer would lack available funds for the payment of Distributions or amounts payable on redemption of the Series A Preferred Securities or otherwise, and in such event Holders of the Series A Preferred Securities would not be able to rely upon the Series A Guarantee for payment of such amounts. Instead, Holders of Series A Preferred Securities would have the limited enforcement rights described under "Description of Preferred Securities--Events of Default; Notice" in the accompanying Prospectus. See "Description of the Guarantees -- Status of the Guarantees" and "Description of the Debentures -- Subordination" in the accompanying Prospectus. The Series A Trust Agreement provides that each Holder of Series A Preferred Securities by acceptance thereof agrees to the provisions of the Series A Guarantee and the Indenture (as defined in the accompanying Prospectus).

LIMITED VOTING RIGHTS

    Holders of Series A Preferred Securities will generally have limited voting rights relating only to the modification of the Series A Preferred Securities and the dissolution, winding-up or termination of the Series A Issuer. Holders of Series A Preferred Securities will not be entitled to vote to appoint, remove or replace the Property Trustee or the Delaware Trustee under the Series A Trust Agreement, which voting rights are vested exclusively in the Holder of the Series A Common Securities except upon the occurrence of certain events. The Administrative Trustees under the Series A Trust Agreement and MidAmerican Energy may amend the Series A Trust Agreement to ensure that the Series A Issuer will be classified for United States federal income tax purposes as a grantor trust without the consent of Holders, even if such action adversely affects the interests of Holders. See "Description of the Preferred Securities -- Voting Rights", "-- Amendments" and "-- Co-Trustees and Separate Property Trustees" in the accompanying Prospectus.

TRADING CHARACTERISTICS OF SERIES A PREFERRED SECURITIES

    The Series A Preferred Securities constitute a new issue of securities with no established trading market. While MidAmerican Energy will apply to list the Series A Preferred Securities on the NYSE, a minimum of 400 beneficial holders and 1,000,000 outstanding securities is required for listing a new class of securities on the NYSE. Accordingly, no assurance can be given as to the liquidity of or the development and maintenance of trading markets for the Series A Preferred Securities. If approved for listing, the Series A Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Series A Debentures. A Holder that uses the accrual method of accounting for tax purposes (and a cash method holder, if the Series A Debentures are deemed to have been issued with OID) and that disposes of Series A Preferred Securities between record dates for payments of Distributions thereon will be required to include accrued but unpaid interest on the Series A Debentures through the date of disposition in income as ordinary income and to add such amount to such Holder's adjusted tax basis in such Holder's pro rata share of the underlying Series A Debentures deemed disposed of. To the extent the selling price is less than such Holder's adjusted tax basis (which will include all accrued and unpaid interest), such Holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "United States Federal Income Taxation -- Interest Income and Original Issue Discount" and "-- Sales of Series A Preferred Securities."

                         MIDAMERICAN ENERGY FINANCING I

    MidAmerican Energy Financing I is a statutory business trust formed under the Delaware Business Trust Act pursuant to (i) a Trust Agreement executed by MidAmerican Energy, as Depositor of the

Series A Issuer, and the Trustees referred to therein and (ii) the filing of a Certificate of Trust with the Delaware Secretary of State on October 31, 1996. Such Trust Agreement will be amended and restated in its entirety (as so amended and restated, the "Series A Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part. The Series A Trust Agreement will be qualified as an indenture under the Trust Indenture Act. The Series A Issuer exists for the exclusive purposes of
(i) issuing the Series A Preferred Securities and the Series A Common Securities representing trust interests in the Series A Issuer, (ii) purchasing the Series A Debentures with the Series A Common Securities and the proceeds from the sale of the Series A Preferred Securities and (iii) engaging only in those other activities necessary or incidental thereto. MidAmerican Energy has agreed to pay all fees and expenses related to the Series A Issuer and the offering of the Series A Preferred Securities.

    All of the Series A Common Securities will be owned by MidAmerican Energy. The Series A Common Securities will rank PARI PASSU, and payments will be made thereon pro rata, with the Series A Preferred Securities, except that upon the occurrence and continuance of a default under the Indenture, the rights of the Holders of the Series A Common Securities to payment in respect of Distributions and payments upon liquidation, redemption and otherwise will be subordinate to the rights of the Holders of the Series A Preferred Securities. MidAmerican Energy will acquire Series A Common Securities having an aggregate Liquidation Amount equal to 3% of the total capital of the Series A Issuer.


    The Series A Issuer will terminate on        , 2045, unless earlier
terminated as provided in the Series A Trust Agreement. The Series A Issuer's business and affairs will be conducted by the Administrative Trustees. The duties and obligations of the Trustees will be governed by the Series A Trust Agreement. Philip G. Lindner, J. Sue Rozema and Paul J. Leighton, all officers of MidAmerican Energy, will be appointed as Administrative Trustees pursuant to the terms of the Series A Trust Agreement. Under the Series A Trust Agreement, the Administrative Trustees will have certain duties and powers including, but not limited to, the delivery of certain notices to the Holders of the Series A Preferred Securities, the appointment of the Paying Agent (as defined in the accompanying Prospectus) and the Registrar (as defined in the accompanying Prospectus) and the registering of transfers of the Series A Preferred Securities. Under the Series A Trust Agreement, The First National Bank of Chicago, as the Property Trustee, will have certain duties and powers including, but not limited to, holding legal title to the Series A Debentures on behalf of the Series A Trust, the collection of payments in respect of the Series A Debentures, maintenance of the Payment Account (as defined in the Series A Trust Agreement), the sending of default notices with respect to the Series A Preferred Securities and the distribution of the assets of the Series A Trust in the event of a winding up of the Series A Trust. First Chicago Delaware Inc. will act as Delaware Trustee for the sole purpose of complying with certain Delaware law. MidAmerican Energy has the sole right to appoint and remove all of the Trustees. See "Description of the Preferred Securities" in the accompanying Prospectus. The Series A Trust Agreement, the Indenture and the Series A Guarantee will each be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The First National Bank of Chicago will act as indenture trustee under the Series A Guarantee for the purposes of compliance with the Trust Indenture Act and will hold the Guarantee for the benefit of the Holders of the Series A Preferred Securities. The First National Bank of Chicago will also act as trustee for the Series A Debentures and as Property Trustee under the Series A Trust Agreement.

                           MIDAMERICAN ENERGY COMPANY

GENERAL


    MidAmerican Energy was formed on July 1, 1995 through the merger (the "Merger") of Iowa-Illinois Gas and Electric Company ("Iowa-Illinois"), Midwest Resources Inc. ("Midwest Resources") and Midwest Power Systems Inc. ("Midwest Power") with and into MidAmerican Energy. MidAmerican Energy is a combination electric and natural gas public utility engaged in the generation, transmission, distribution and sale of electric energy in Illinois, Iowa and South Dakota, and the purchase, distribution, transportation and sale of natural gas in those states and in the state of Nebraska.


RECENT DEVELOPMENTS


    On December 1, 1996, MidAmerican Energy became a subsidiary of MidAmerican Energy Holdings Company ("Holdings") in a share exchange in which each share of MidAmerican Energy common stock was exchanged for one share of Holdings common stock. Holdings was formed by MidAmerican Energy to be the holding company for MidAmerican Energy and MidAmerican Capital Company ("MidAmerican Capital"), which conducts unregulated operations, and Midwest Capital Group Inc, Inc. ("Midwest Capital"), which is a regional business development company in the utility service territory.


                                USE OF PROCEEDS


    The Series A Issuer will use the proceeds from this offering of $100 million of Series A Preferred Securities, together with the issuance of the Series A Common Securities, to purchase the Series A Debentures. MidAmerican Energy will use the cash proceeds from the sale of the Series A Debentures, net of the Underwriters' Compensation and the other expenses of this offering, to redeem all of outstanding shares of the $1.7375 Series Preferred Stock of MidAmerican Energy at a cost of approximately $50 million, and to repay short term debt incurred to finance capital expenditures.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The following table sets forth the unaudited consolidated and utility only ratios and supplemental ratios of earnings to fixed charges and ratios and supplemental ratios of earnings to fixed charges and preferred dividend requirements of MidAmerican Energy for each of the years 1991 through 1995 and for the twelve months ended September 30, 1996.

                                                               YEAR ENDED DECEMBER 31
                                                -----------------------------------------------------   TWELVE MONTHS ENDED
                                                  1991       1992       1993       1994       1995      SEPTEMBER 30, 1996
                                                ---------  ---------  ---------  ---------  ---------  ---------------------
CONSOLIDATED:
Ratios of Earnings to Fixed Charges(1)........      2.46x      1.87x      2.84x      2.78x      2.82x            3.08x
Ratios of Earnings to Fixed Charges and
  Preferred Dividend Requirements(1)..........      2.21x      1.71x      2.56x      2.44x      2.55x            2.75x
Supplemental Ratios of Earnings to Fixed
  Charges(2)..................................      2.39x      1.82x      2.75x      2.70x      2.75x            3.01x
Supplemental Ratios of Earnings to Fixed
  Charges and Preferred Dividend
  Requirements................................      2.16x      1.68x      2.49x      2.38x      2.50x            2.70x
UTILITY ONLY (3):
Ratios of Earnings to Fixed Charges(1)........      2.92x      2.34x      3.40x      3.30x      3.39x            3.72x
Ratios of Earnings to Fixed Charges and
  Preferred Dividend Requirements(1)..........      2.54x      2.06x      2.95x      2.75x      2.96x            3.21x
Supplemental Ratios of Earnings to Fixed
  Charges(2)..................................      2.80x      2.24x      3.25x      3.16x      3.28x            3.61x
Supplemental Ratios of Earnings to Fixed
  Charges and Preferred Dividend
  Requirements(2).............................      2.45x      1.99x      2.85x      2.66x      2.88x            3.13x

---------

(1) For purposes of computing the ratios of earnings to fixed charges, "earnings" consist of net income from continuing operations before interest charges and preferred dividend requirements, plus income taxes, plus the estimated interest component of rentals. "Earnings" also include allowances for borrowed and other funds used during construction. Fixed charges consist of interest charges and the estimated interest component of rentals.

(2) The supplemental ratios have been calculated including obligations of the Company under its long-term power purchase contract with the Nebraska Public Power District relating to Cooper Nuclear Station.


(3) Reflects the transfer of MidAmerican Capital and Midwest Capital to Holdings by MidAmerican Energy.

                                 CAPITALIZATION


    The following table sets forth as of September 30, 1996, the MidAmerican Energy consolidated and utility only capitalization and utility only capitalization as adjusted to reflect the pending sale in December 1996 of $100 million of Medium-Term Notes, the sale of the Series A Preferred Securities and the application of the proceeds of such sales.


                                                                                 UNAUDITED
                                                                          AS OF SEPTEMBER 30, 1996
                                                    --------------------------------------------------------------------
                                                                                                            UTILITY ONLY
                                                                                                                 AS
                                                           CONSOLIDATED           UTILITY ONLY ACTUAL(1)    ADJUSTED(1)
                                                    --------------------------  --------------------------  ------------
                                                       AMOUNT      PERCENTAGE      AMOUNT      PERCENTAGE      AMOUNT
                                                    ------------  ------------  ------------  ------------  ------------
                                                                           (DOLLARS IN THOUSANDS)
Common shareholders' equity.......................  $  1,238,615         45.3%  $    973,804         45.0%  $    969,412
Preferred shares, not subject to mandatory
  redemption......................................        77,534          2.8         77,534          3.6         31,769
Preferred shares, subject to mandatory
  redemption......................................        50,000          1.8         50,000          2.3         50,000
Company-obligated mandatorily redeemable preferred
  securities of subsidiary trust holding solely
  Company subordinated debt securities(2).........       --           --             --           --             100,000
Long-term debt:
  Mortgage bonds..................................       947,000                     947,000                     907,000
  Pollution control revenue obligations...........       160,609                     160,609                     160,609
  Medium-term notes...............................       --                          --                          100,000
  Other...........................................       345,736                       6,168                       6,168
    Less:
      Unamortized debt premium and discount net...        (3,714)                     (3,714)                     (3,557)
      Long-term debt due within one year..........       (77,624)                    (47,713)                    (47,713)
                                                    ------------                ------------                ------------
        Total long-term debt......................     1,372,007         50.1      1,062,350         49.1      1,122,507
                                                    ------------  ------------  ------------  ------------  ------------
  Total capitalization............................  $  2,738,156        100.0%  $  2,163,688        100.0%  $  2,273,688
                                                    ------------  ------------  ------------  ------------  ------------
                                                    ------------  ------------  ------------  ------------  ------------
Current liabilities:
  Long-term debt..................................  $     77,624                $     47,713                $     47,713
  Other...........................................       418,280                     384,846                     274,846
                                                    ------------                ------------                ------------
    Total current liabilities.....................  $    495,904                $    432,559                $    322,559
                                                    ------------                ------------                ------------
                                                    ------------                ------------                ------------
Other liabilities:
  Power purchase contract.........................  $    112,700                $    112,700                $    112,700
  Deferred income taxes...........................       732,233                     620,526                     620,526
  Investment tax credits..........................        90,692                      90,692                      90,692
  Other...........................................       226,433                     220,604                     220,604
                                                    ------------                ------------                ------------
    Total other liabilities.......................  $  1,162,058                $  1,044,522                $  1,044,522
                                                    ------------                ------------                ------------
                                                    ------------                ------------                ------------

                                                     PERCENTAGE
                                                    ------------
Common shareholders' equity.......................         42.6%
Preferred shares, not subject to mandatory
  redemption......................................          1.4
Preferred shares, subject to mandatory
  redemption......................................          2.2
Company-obligated mandatorily redeemable preferred
  securities of subsidiary trust holding solely
  Company subordinated debt securities(2).........          4.4
Long-term debt:
  Mortgage bonds..................................
  Pollution control revenue obligations...........
  Medium-term notes...............................
  Other...........................................
    Less:
      Unamortized debt premium and discount net...
      Long-term debt due within one year..........
        Total long-term debt......................         49.4
                                                    ------------
  Total capitalization............................        100.0%
                                                    ------------
                                                    ------------
Current liabilities:
  Long-term debt..................................
  Other...........................................
    Total current liabilities.....................
Other liabilities:
  Power purchase contract.........................
  Deferred income taxes...........................
  Investment tax credits..........................
  Other...........................................
    Total other liabilities.......................


---------


(1) Reflects the transfer of MidAmerican Capital and Midwest Capital to Holdings by MidAmerican Energy.



(2) The sole assets of the Series A Issuer will be $103,090,000 of     % Series
    A Debentures due        , 2026, of MidAmerican Energy, including
    $100,000,000 of such Debentures attributable to such Preferred Securities and $3,090,000 of such Debentures attributable to the Common Securities of the Series A Issuer; MidAmerican Energy will own all of such Common Securities.


                              ACCOUNTING TREATMENT
    For financial reporting purposes, the Issuer will be treated as a subsidiary of MidAmerican Energy and, accordingly, the accounts of the Issuer will be included in the consolidated financial statements of MidAmerican Energy. The Series A Preferred Securities will be presented as a separate line item in the consolidated balance sheet of MidAmerican Energy and appropriate disclosures about the Series A Preferred Securities, the Series A Guarantee and the Series A Debentures will be included in the notes to the consolidated financial statements. For financial reporting purposes, MidAmerican Energy will record Distributions payable on the Series A Preferred Securities as an expense.

               CERTAIN TERMS OF THE SERIES A PREFERRED SECURITIES

GENERAL

    The following summary of certain terms and provisions of the Series A Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Series A Trust Agreement. The form of the Series A Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part. See "Description of the Preferred Securities" in the accompanying Prospectus.

DISTRIBUTIONS


    The Series A Preferred Securities represent preferred undivided beneficial interests in the assets of the Series A Issuer, and the Distributions on each Series A Preferred Security are payable at the rate set forth on the cover page of this Prospectus Supplement, payable, except in the event of an extension, quarterly in arrears on March 1, June 1, September 1 and December 1 of each year. Distributions in arrears after the quarterly payment date therefor will bear interest on the amount thereof at the same per annum rate (to the extent permitted by law, compounded quarterly). The term "Distributions", as used herein, includes interest payable on overdue Distributions, unless otherwise stated. Distributions will accrue from the date of original issuance of the Series A Preferred Securities. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and, for any period shorter than a full month, shall be computed on the basis of the actual number of days elapsed in such period.


    So long as no Event of Default under the Indenture has occurred and is continuing, MidAmerican Energy has the right at any time and from time to time to extend the interest payment period on the Series A Debentures for not more than 20 consecutive quarters, provided that any such Extension Period may not extend beyond the maturity date or redemption date of the Series A Debentures and that MidAmerican Energy may not defer any payment of Additional Interest Attributable to Taxes (as defined in the accompanying Prospectus). During any Extension Period quarterly distributions on the Series A Preferred Securities would be deferred by the Series A Issuer and would continue to accrue, and Holders of Series A Preferred Securities would be required to accrue interest income for United States Federal income tax purposes. See "Certain Terms of the Series A Debentures -- Option to Extend Interest Payment Period" and "United States Federal Income Taxation -- Interest Income and Original Issue Discount."


    MidAmerican Energy has no current intention of exercising its right to defer payments of distributions on the Series A Preferred Securities by extending the interest payment period on the Series A Debentures. The period from the issuance
of the Series A Debentures until their currently scheduled maturity on         ,
2026, includes six consecutive periods of 20 consecutive quarters each, during which MidAmerican Energy could defer interest on the Series A Debentures if it paid all accrued interest at the end of each such period of 20 consecutive quarters. During any such Extension Period MidAmerican Energy may not, and may not permit any of its subsidiaries to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of MidAmerican Energy's capital stock or (ii) make any payment of principal of, interest or premium, if any, on, or repay, repurchase or redeem any debt securities of MidAmerican Energy (including other debentures issued pursuant to the Indenture) that rank PARI PASSU with or junior in interest to the Series A Debentures or make any guarantee payments with respect to any guarantee by MidAmerican Energy of the debt securities of any of its subsidiaries if such guarantee ranks PARI PASSU with or junior in interest to the Series A Debentures (other than (a) dividends or distributions in MidAmerican Energy common stock, (b) payments under any Guarantee, and (c) purchases of MidAmerican Energy common stock related to the issuance of common stock under any of MidAmerican Energy's benefit plans for its directors, officers or employees).

TERMINATION OF SERIES A ISSUER AND DISTRIBUTION OF SERIES A DEBENTURES

    MidAmerican Energy has the right to, at any time, direct the Property Trustee to dissolve the Series A Issuer and, in connection therewith, after satisfaction of creditors of the Series A Issuer, if any, cause the Series A Debentures to be distributed to the Holders of Series A Trust Securities on a pro rata basis in liquidation of such Holders' interests in the Trust. See "Description of Preferred Securities -- Liquidation, Distribution Upon Termination" in the accompanying Prospectus. If the Series A Debentures are distributed to Holders of the Series A Preferred Securities as a result of the termination of the Series A Issuer, the Company will use its best efforts to list the Series A Preferred Securities on the NYSE or on such other exchange as the Series A Preferred Securities are then listed.

    Under current United States Federal income tax law and interpretations, if the Series A Issuer is treated as a grantor trust at the time of the distribution, such a distribution would not be a taxable event to Holders of the Series A Preferred Securities. See "United States Federal Income Taxation -- Receipt of Series A Debentures or Cash Upon Liquidation of the Series A Trust."

REDEMPTION


    MidAmerican Energy has the right to redeem the Series A Debentures (a) on or
after       , 2001, in whole or in part, or (b) at any time, in whole but not in part, upon the occurrence of a Tax Event, subject to the conditions described under "-- Tax Event Redemption," below.


    Upon the repayment of the Series A Debentures, whether at maturity or upon earlier redemption as provided in the Indenture, the proceeds from such payment will be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Series A Common Securities and the Series A Preferred Securities, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the aggregate Liquidation Amount plus accumulated and unpaid Distributions to the Redemption Date. See "Certain Terms of the Series A Debentures -- Redemption."

    "Like Amount" means (i) with respect to a redemption of the Series A Preferred Securities and the Series A Common Securities, Series A Trust Securities having an aggregate Liquidation Amount equal to the principal amount of Series A Debentures to be contemporaneously redeemed in accordance with the Indenture and the proceeds of which shall be used to pay the Redemption Price of such Series A Trust Securities and (ii) with respect to a distribution of Series A Debentures to Holders of Series A Trust Securities in connection with a termination or liquidation of the Series A Issuer, Series A Debentures having a principal amount equal to the aggregate Liquidation Amount of the Series A Trust Securities of the Holders to such Series A Debentures are distributed.

TAX EVENT REDEMPTION

    If a Tax Event shall occur and be continuing with respect to the Series A Issuer or the Series A Preferred Securities, MidAmerican Energy has the right to redeem the Series A Debentures in whole (but not in part) and thereby cause a mandatory redemption of the Series A Preferred Securities in whole (but not in part) at a redemption price per Series A Preferred Security equal to the Liquidation Amount plus accumulated and unpaid Distributions thereon within 90 days following the occurrence of such Tax Event. In the event a Tax Event has occurred and is continuing and MidAmerican Energy does not elect to terminate the Series A Issuer (as described in "-- Termination of Series A Issuer and Distribution of Series A Debentures") or redeem the Series A Debentures (as described in the preceding sentence), the Series A Preferred Securities will remain outstanding and Additional Interest Attributable to Taxes (as defined in the accompanying Prospectus) will be payable on the Series A Debentures.

    "Tax Event" means the receipt by the Series A Issuer of an opinion of counsel (which may be counsel to MidAmerican Energy or an affiliate but not an employee thereof and which must be acceptable to the Property Trustee) experienced in such matters to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or (b) any amendment to, or change in an interpretation or application of, such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination on or after the date of issuance of the Series A Preferred Securities), there is more than an insubstantial risk that interest payable by the Company on the Series A Debentures is not, or within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

LIQUIDATION AMOUNT

    The Liquidation Amount payable on the Series A Preferred Securities in the event of any liquidation of the Series A Issuer is $25 per Series A Preferred Security, plus accumulated and unpaid distributions unless, in connection with such liquidation, the Series A Debentures are distributed to the Holders of the Series A Preferred Securities.

RIGHTS UNDER THE SERIES A GUARANTEE AND THE SERIES A DEBENTURES

    The Series A Guarantee will be a full unsecured guarantee with respect to the Series A Preferred Securities from the time of issuance of the Series A Preferred Securities, but will not apply to any payment of distributions or other amounts due to the extent the Series A Issuer does not have sufficient available funds to pay such distributions or other amounts due (which will occur in the event that MidAmerican Energy has failed to make a payment of principal or interest on the Series A Debentures). The obligations of MidAmerican Energy under the Series A Debentures, the Series A Guarantee and the Back-up Obligations together provide a full and unconditional guarantee of the Series A Preferred Securities.

    If the Guarantee Trustee fails to enforce the Series A Guarantee, any Holder of Series A Preferred Securities may institute a legal proceeding directly against MidAmerican Energy to enforce such Holder's rights under the Series A Guarantee without first instituting a legal proceeding against the Series A Issuer, the Guarantee Trustee or any other person or entity. There are no preconditions to a Holder of Series A Preferred Securities instituting a legal proceeding directly against MidAmerican Energy to enforce such Holder's rights under the Series A Guarantee.

    If and to the extent MidAmerican Energy defaults on its obligation to pay amounts payable on the Series A Debentures, the Series A Issuer would lack sufficient available funds for the payment of distributions on or amounts payable on redemption of the Series A Trust Securities and, in such event, Holders of the Series A Preferred Securities would not be able to rely on the Series A Guarantee for payment of such amounts. Instead, Holders of Series A Preferred Securities would have the limited enforcement rights described under "Description of Preferred Securities; Events of Default; Notice" in the accompanying Prospectus.

                    CERTAIN TERMS OF THE SERIES A GUARANTEE

GENERAL

    The following summary description of the Series A Guarantee sets forth certain portions of the description of the terms and provisions of the Series A Guarantee included in the accompanying Prospectus under the heading "Description of the Guarantees," to which reference is hereby made. This summary of certain terms and provisions of the Series A Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Series A Guarantee. The form of Series A Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part.

    MidAmerican Energy will guarantee, on an unsecured subordinated basis, the obligations of the Series A Issuer with respect to the Series A Preferred Securities; provided that the Series A Guarantee will not apply to any payment of Distributions if and to the extent that the Series A Issuer does not have funds sufficient to make such payments. If MidAmerican Energy does not make interest payments on the Series A Debentures held by the Series A Issuer, it is expected that the Series A Issuer will not pay Distributions on the Series A Preferred Securities. The Series A Guarantee will rank subordinate and junior in right of payment to all liabilities of MidAmerican Energy, including the Debentures, (except liabilities that may be made PARI PASSU with the Series A Guarantee by their terms). See "Description of the Guarantees -- Status of the Guarantees" in the accompanying Prospectus.

EVENTS OF DEFAULT

    An event of default under the Series A Guarantee will occur upon the failure of MidAmerican Energy to perform any of its payment obligations thereunder.

    If the Guarantee Trustee fails to enforce the Series A Guarantee, any Holder of Series A Preferred Securities may institute a legal proceeding directly against MidAmerican Energy to enforce such holder's rights under the Series A Guarantee without first instituting a legal proceeding against the Series A Issuer, the Guarantee Trustee or any other person or entity. The Series A Guarantee is a guarantee of payment, not of collection.

TERMINATION OF THE SERIES A GUARANTEE

    The Series A Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of all Series A Preferred Securities, the distribution of Series A Debentures to Holders of Series A Preferred Securities in exchange for all of the Series A Preferred Securities or upon payment in full of the amounts payable upon liquidation of the Series A Issuer.

                    CERTAIN TERMS OF THE SERIES A DEBENTURES

GENERAL

    The following summary description of the Series A Debentures sets forth certain portions of the description of the terms and provisions of the Debentures included in the accompanying Prospectus under the heading, "Description of the Debentures," to which reference is hereby made. This summary of certain terms and provisions of the Series A Debentures does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Indenture, including the Series A Supplemental Indenture. The forms of Indenture and Supplemental Indenture (as defined in the accompanying Prospectus) have been filed as exhibits to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part.


    Concurrently with the issuance of the Series A Preferred Securities, the Series A Issuer will invest the proceeds thereof, together with the Series A Common Securities, in the Series A Debentures issued by MidAmerican Energy to the Series A Issuer. The Series A Debentures will bear interest at the annual
rate of     %, payable quarterly in arrears, except in the event of an extension, on March 1, June 1, September 1 and December 1 of each year commencing March 1, 1997. Interest which is accrued and unpaid after the quarterly payment date therefor will bear additional interest on the amount thereof (to the extent permitted by law, compounded quarterly) at the rate specified for the Series A Debentures.



    The Series A Debentures will be issued under the Indenture and the Series A
Supplemental Indenture. The Series A Debentures will mature on            ,
2026, which date may be extended at any time at the election of MidAmerican Energy for one or more periods, but in no event to a date later than
             , 2045 (such date, as it may be extended, the "Maturity Date"), provided that at the time such election is made and at the time of extension (i) MidAmerican Energy is not in bankruptcy, otherwise insolvent or in liquidation, (ii) MidAmerican Energy is not in default in the payment of any interest or principal on the Series A Debentures, (iii) the Series A Issuer is not in arrears in payments of Distributions on the Series A Preferred Securities and no deferred Distributions are accumulated, (iv) the Series A Debentures are rated not less than BBB - by Standard & Poor's Ratings Services or Baa3 by Moody's Investors Service, Inc. or the equivalent by any other nationally recognized statistical rating organization and (v) the extended Maturity Date is no later than the 49th anniversary of the initial issuance of the Series A Preferred Securities; provided, however, that, if MidAmerican Energy exercises its right to liquidate the Series A Issuer and distribute the Series A Debentures to Holders in exchange for the Series A Preferred Securities, effective upon such exercise the Maturity Date of the Series A Debentures may be changed to any date elected by MidAmerican Energy that is (i) no earlier than the date five years after the initial issuance of the Series A Preferred Securities and (ii) no later than the date 30 years (plus an extended term of up to an additional 19 years if the above-referenced conditions are satisfied) after the date of the initial issuance of the Series A Preferred Securities. The Series A Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Indebtedness of MidAmerican Energy. See "Description of the Debentures -- Subordination" in the accompanying Prospectus.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    MidAmerican Energy has the right at any time and from time to time, so long as no Event of Default under the Indenture has occurred and is continuing, to extend the interest payment period for the Series A Debentures for up to 20 consecutive quarters; provided that no Extension Period may extend beyond the maturity of the Series A Debentures and that MidAmerican Energy may not defer any payment of Additional Interest Attributable to Taxes (which will be payable on the relevant interest payment date). At the end of the Extension Period, MidAmerican Energy is obligated to pay all interest then accrued and unpaid (together with interest thereon to the extent permitted by law). During any such Extension Period MidAmerican Energy may not, and may not permit any of its subsidiaries to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of MidAmerican Energy's capital stock or (ii) make any payment of principal of, interest or premium, if any, on, or repay, repurchase or redeem any debt securities of MidAmerican Energy (including other debentures issued pursuant to the Indenture) that rank PARI PASSU with or junior in interest to the Series A Debentures or make any guarantee payments with respect to any guarantee by MidAmerican Energy of the debt securities of any of its subsidiaries if such guarantee ranks PARI PASSU with or junior in interest to the Series A Debentures (other than (a) dividends or distributions in MidAmerican Energy common stock, (b) payments under any Guarantee, and (c) purchases of MidAmerican Energy common stock related to the issuance of common stock under any of MidAmerican Energy's benefit plans for its directors, officers or employees). This covenant effectively requires that any Extension Period with respect to the Series A Debentures also apply to other debentures which may be issued by MidAmerican Energy pursuant to the Indenture. Prior to the termination of any Extension Period, MidAmerican Energy may further extend the interest payment period, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity of the Series A Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, MidAmerican Energy may select a new Extension Period subject to the above requirements.

REDEMPTION


    The Series A Debentures are redeemable prior to maturity at the option of
MidAmerican Energy (i) at any time on or after             , 2001 , in whole or
in part, and (ii) if a Tax Event occurs and is continuing, in whole, but not in part, in each case at a Redemption Price equal to 100% of the principal amount thereof plus accrued interest to the Redemption Date. The Series A Debentures will be subject to optional redemption in whole, but not in part, upon the termination and liquidation of the Series A Issuer pursuant to an order for the dissolution, termination or liquidation of the Series A Issuer entered by a court of competent jurisdiction. For so long as the Series A Trust is the holder of all Series A Debentures outstanding, the proceeds of any redemption described in this paragraph will be used by the Series A Issuer to redeem the Series A Preferred Securities and the Series A Common Securities in accordance with their terms.

    MidAmerican Energy may not redeem the Series A Debentures in part unless all accrued and unpaid interest (including any Additional Interest) has been paid in full on all Series A Debentures outstanding for all quarterly interest periods on or prior to the Redemption Date.

DISTRIBUTIONS OF SERIES A DEBENTURES

    Under certain circumstances involving the termination of the Series A Issuer, Series A Debentures may be distributed to the Holders of the Series A Preferred Securities in liquidation of the Series A Issuer, after satisfaction of all liabilities to creditors of the Series A Issuer as provided by applicable law. If distributed to Holders of Series A Preferred Securities in liquidation, the Series A Debentures will initially be issued in the form of one or more global securities, and DTC, or any successor depositary for the Series A Preferred Securities, will act as depositary for the Series A Debentures. It is anticipated that the depositary arrangements for the Series A Debentures, if distributed, would be substantially identical to those in effect for the Series A Preferred Securities. Neither MidAmerican Energy, the Debenture Trustee, any Paying Agent nor any other agent of MidAmerican Energy or the Debenture Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of persons holding Series A Debentures in the form of a global security for the Series A Debentures or for maintaining, supervising or reviewing any records relating to such persons.

    A global security will be exchangeable for Series A Debentures registered in the names of persons other than DTC or its nominee only if (i) DTC notifies MidAmerican Energy that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed, or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when DTC is required to be so registered to act as such depositary, (ii) MidAmerican Energy in its sole discretion determines that such global security shall be so exchangeable, or
(iii) there shall have occurred and be continuing an Event of Default with respect to such global security. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its Participants (as defined in the accompanying Prospectus) with respect to the ownership of beneficial interests in such global security. In the event that Series A Debentures are issued in definitive form, such Series A Debentures will be issued in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.


    Payments on Series A Debentures represented by a global security will be made to DTC, as the depositary for the Series A Debentures. In the event Series A Debentures are issued in definitive form, principal and interest will be payable, the transfer of the Series A Debentures will be registrable, and Series A Debentures will be exchangeable for Series A Debentures of other denominations of a like aggregate principal amount, at the corporate office of the Debenture Trustee in Chicago, Illinois, or at the offices of any paying or transfer agent appointed by MidAmerican Energy, provided that payment of interest may be made, at the option of MidAmerican Energy, by check mailed to the addresses of the persons entitled thereto or by wire transfer. In addition, if the Series A Debentures are issued in certificated form, the record dates for payment of interest will be the 15th day preceding the first day of March, June, September and December, respectively. For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights and other matters, see "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company" in the accompanying Prospectus.

    If the Series A Debentures are distributed to the Holders of Series A Preferred Securities upon the liquidation of the Series A Issuer, MidAmerican Energy will use its best efforts to list the Series A Debentures on such stock exchanges, if any, as the Series A Preferred Securities are then listed.

                     UNITED STATES FEDERAL INCOME TAXATION

GENERAL

    The following is a summary of certain of the material United States federal income tax consequences of the purchase, ownership and disposition of Series A Preferred Securities. Unless otherwise stated, this summary deals only with Series A Preferred Securities held as capital assets by persons that purchase the Series A Preferred Securities upon original issuance. This summary does not address all the tax consequences that may be relevant to persons that may be subject to special tax treatment such as, for example, banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, persons whose functional currency is other than the United States dollar, persons who hold Series A Preferred Securities as part of a straddle, hedging or conversion transaction or, except as specifically described herein, foreign taxpayers. In addition, this summary does not address any aspects of state, local, or foreign laws. This summary is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Each person should consult its tax advisor as to its particular tax consequences of acquiring, holding, and disposing of the Series A Preferred Securities, including the tax consequences under state, local, and foreign laws.

CLASSIFICATION OF THE SERIES A DEBENTURES

    It is a condition to the issuance of the Series A Preferred Securities that Sidley & Austin, acting as counsel to the underwriters in connection with this offering, render its opinion generally to the effect that, under then current United States federal income tax law and assuming full compliance with the terms of the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Series A Debentures held by the Series A Trust will be classified for United States federal income tax purposes as indebtedness of the Company. Accordingly, corporate Holders of Series A Preferred Securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Series A Preferred Securities.

CLASSIFICATION OF THE SERIES A TRUST

    It is a condition to the issuance of the Series A Preferred Securities that Sidley & Austin, acting as counsel to the underwriters in connection with this offering, render its opinion generally to the effect that, under then current United Stated federal income tax law and assuming full compliance with the terms of the Series A Trust Agreement and the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Series A Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each Holder of Series A Preferred Securities will generally be considered the owner of an undivided interest in the Series A Debentures, and each Holder will be required to include in its gross income any interest or original issue discount ("OID") accrued with respect to its allocable share of those Series A Debentures. Investors should be aware that the foregoing opinions of Sidley & Austin have not been confirmed by the Internal Revenue Service (the "Service"), by private ruling or otherwise, and are not binding on the Service or the courts.

    The Company, the Series A Trust, and, by its acceptance of a Series A Preferred Security or a beneficial interest therein, the Holder of, and any person that acquires a beneficial interest in, such

Series A Preferred Security agree to treat such Series A Preferred Security and the Series A Debentures consistently with the foregoing opinions.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

    Unless the Series A Debentures are issued with OID, stated interest on the Series A Debentures will be taxable to a Holder as ordinary income at the time such interest is paid (if the Holder uses the cash method of accounting for tax purposes) or accrued (if the Holder uses the accrual method of accounting for tax purposes). Under regulations of the U.S. Treasury Department, the Series A Debentures will not be considered issued with OID if the likelihood of MidAmerican Energy exercising its right to defer interest (as described under "Certain Terms of the Series A Debentures -- Option to Extend Interest Payment Period") is considered a "remote contingency" at the time the Series A Debentures are issued. MidAmerican Energy believes that such likelihood is remote, because exercise of its right to defer interest would prevent MidAmerican Energy from declaring dividends on its capital stock. Accordingly, MidAmerican Energy intends to take the position that the Series A Debentures will not be issued with OID. However, the definition of the term "remote" in such regulations has not yet been addressed in any rulings or other interpretations by the Service, and it is possible that the Service would assert that the Series A Debentures were issued with OID.

    If, notwithstanding MidAmerican Energy's current belief, it does exercise its right to defer interest payments, the Series A Debentures would be treated as if they were retired and then reissue with OID at such time. In such case, the amount of OID would generally be equal to the interest payable thereafter.

    If the Series A Debentures were treated as having been issued or reissued with OID (either because MidAmerican Energy exercises its right to defer interest payments or because the likelihood of exercise of such right is not considered a remote contingency at the time of issuance), Holders would include interest in income on an economic accrual basis, regardless of their method of tax accounting. The amount of OID that accrued in any quarter would approximately equal the amount of interest that accrued on the Series A Debentures in that quarter at the stated interest rate. If interest payments were received later than the taxable year in which the interest accrued, OID treatment would have the effect of accelerating the reporting of interest income for Holders who otherwise use a cash method of tax reporting.

MARKET DISCOUNT AND PREMIUM

    Holders of Series A Preferred Securities other than Holders that purchased the Series A Preferred Securities upon original issuance may be considered to have acquired their undivided interest in the Series A Debentures with market discount, amortizable bond premium or acquisition premium as such terms are defined for the United States federal income tax purposes. Such Holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Series A Preferred Securities.

RECEIPT OF SERIES A DEBENTURES OR CASH UPON LIQUIDATION OF THE SERIES A TRUST

    Under certain circumstances, as described under the caption "Certain Terms of the Series A Preferred Securities -- Termination of Series A Issuer and Distribution of Series A Debentures" and "Certain Terms of the Series A Debentures -- Distributions of Series A Debentures," Series A Debentures may be distributed to Holders in exchange for the Series A Preferred Securities and in liquidation of the Series A Trust. Under current United States federal income tax law, such a distribution would be treated as a non-taxable event to each Holder, and each Holder would have an aggregate tax basis in the Series A Debentures equal to such Holder's aggregate tax basis in its Series A Preferred Securities. A Holder's holding period in the Series A Debentures so received in liquidation of the Series A Trust would include the period during which the Series A Preferred Securities were held by such Holder.

    Under certain circumstances described herein (see "Certain Terms of the Series A Preferred Securities -- Redemption" and "Certain Terms of the Series A Debentures -- Distributions of Series A Debentures,"), the Series A Debentures may be redeemed for cash and the proceeds of such redemption distributed to Holders in redemption of their Series A Preferred Securities. Under current United States federal income tax law, such a redemption would be a taxable event, and a Holder would recognize gain or loss as if it sold such redeemed Series A Preferred Securities for cash. See "Sales of Series A Preferred Securities" below.

SALES OF SERIES A PREFERRED SECURITIES

    A Holder that sells Series A Preferred Securities will recognize gain or loss equal to the difference between such Holder's adjusted tax basis in the Series A Preferred Securities and the amount realized on the sale of such Series A Preferred Securities. A Holder's adjusted tax basis in the Series A Preferred Securities will generally be the initial purchase price increased by OID, if any, previously includible in such Holder's gross income to the date of disposition and decreased by payments received on the Series A Preferred Securities. Such gain or loss will generally be a capital gain or loss and will generally be a long-term capital gain or loss if the Series A Preferred Securities have been held for more than one year.

    The Series A Preferred Securities may trade at prices that do not accurately reflect the value of accrued but unpaid interest with respect to the underlying Series A Debentures. A Holder that uses the accrual method of accounting for tax purposes (and a cash method Holder, if the Series A Debentures are deemed to have been issued with OID) and that disposes of Series A Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Series A Debentures through the date of disposition in income as ordinary income, and to add such amount to such Holder's adjusted tax basis in the pro rata share of the underlying Series A Debentures deemed disposed of. To the extent that the selling price is less than the Holder's adjusted tax basis (so determined), a Holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

UNITED STATES ALIEN HOLDERS

    For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is, as to the United States, a foreign corporation, a nonresident alien individual, a foreign partnership, or a nonresident fiduciary of a foreign estate or trust. This discussion assumes that income with respect to the Series A Preferred Securities is not effectively connected with a trade or business in the United States in which the United States Alien Holder is engaged.

    Under current United States federal income tax law, and subject to the discussion of backup withholding in the following section: (1) payments with respect to principal and interest (including any OID) by the Series A Trust or any of its paying agents to any Holder of a Series A Preferred Security that is a United States Alien Holder will not be subject to withholding of United States federal income tax; provided that, in the case of interest, (a) the beneficial owner of the Series A Preferred Security does not actually or constructively own 10% of more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner of the Series A Preferred Security is not a controlled foreign corporation that is related, directly or indirectly, to the Company through stock ownership, and (c) either (A) the beneficial owner of the Series A Preferred Security certifies to the Series A Trust or its agent, under penalties of perjury, that it is a United States Alien Holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Series A Preferred Securities in such capacity, certifies to the Series A Trust or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a

Financial Institution between it and the beneficial owner and furnishes the Series A Trust or its agent with a copy thereof; and (2) a United States Alien Holder of a Series A Preferred Security will generally not be subject to withholding of United States federal income tax on any gain realized upon the sale or other disposition of a Series A Preferred Security.

    On April 15, 1996, proposed Treasury Regulations (the "1996 Proposed Regulations") were issued which, if adopted in final form, could affect the United States taxation of United States Alien Holders. The 1996 Proposed Regulations are generally proposed to be effective for payments after December 31, 1997, regardless of the issue date of the instrument with respect to which such payments are made, subject to certain transition rules. It cannot be predicted at this time whether the 1996 Proposed Regulations will become effective as proposed or what, if any, modifications may be made to them. Prospective investors are urged to consult their tax advisors with respect to the effect the 1996 Proposed Regulations may have if adopted.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

    Under current United States federal income tax law, information reporting requirements apply to interest (including OID) and principal payments made to, and to the proceeds of sales before maturity by, certain non-corporate persons. In addition, a 31% backup withholding tax applies if a non-corporate person (i) fails to furnish such person's Taxpayer Identification Number ("TIN") (which, for an individual, is his or her Social Security Number) to the payor in the manner required, (ii) furnishes an incorrect TIN and the payor is so notified by the Service, (iii) is notified by the Service that such person has failed properly to report payments of interest and dividends or (iv) in certain circumstances, fails to certify, under penalties of perjury, that such person has not been notified by the Service that such person is subject to backup withholding for failure properly to report interest and dividend payments. Backup withholding does not apply with respect to payments made to certain exempt recipients, including corporations, tax-exempt organizations, qualified pension and profit-sharing trusts and individual retirement accounts, provided that they establish entitlement to an exemption.

    In the case of a United States Alien Holder, backup withholding and information reporting do not apply to payments of principal and interest with respect to a Series A Preferred Security with respect to which such Holder has provided the required certification under penalties of perjury that such Holder is a United States Alien Holder or has otherwise established an exemption, provided that certain conditions are satisfied.

    In general, (i) principal or interest payments with respect to a Series A Preferred Security collected outside the United States by a foreign office of a custodian, nominee or other agent acting on behalf of a beneficial owner of a Series A Preferred Security and (ii) payments on the sale, exchange or retirement of a Series A Preferred Security to or through a foreign office of a broker are not subject to backup withholding or information reporting. However, if such custodian, nominee, agent or broker is a United States person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% of more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, such custodian, nominee, agent or broker may be subject to certain information reporting (but not backup withholding) requirements with respect to such payments.

    Backup withholding tax is not an additional tax. Rather, any amounts withheld from a payment to a person under the backup withholding rules are allowed as a refund or a credit against such person's United States federal income tax, provided that the required information is furnished to the Service.

POSSIBLE TAX LAW CHANGES

    On March 19, 1996, the Revenue Reconciliation Bill of 1996 (the "Bill"), the revenue portion of President Clinton's budget proposal, was released. The Bill would, among other things, generally deny interest deductions for United States federal income tax purposes of interest on an instrument, issued by a corporation, that has a maximum weighted average maturity of more than 40 years. The Bill would also generally deny interest deductions for interest on an instrument, issued by a corporation, that has a maximum term of more than 20 years and that is not shown as indebtedness on the separate balance sheet of the issuer, or where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. For purposes of determining the weighted average maturity or the term of an instrument, any right to extend would be treated as exercised. The above-described provisions of the Bill were proposed to be effective generally for instruments issued on or after December 7, 1995. If either provision were to apply to the Series A Debentures, the Company would be unable to deduct interest on the Series A Debentures for United States federal income tax purposes. However, on March 29, 1996, the Chairmen of the Senate Finance and House Ways and Means Committees issued a joint statement to the effect that it was their intention that the effective date of the President's legislative proposals, if adopted, will be no earlier than the date of appropriate Congressional action. The Company believes that, under current law, it will be able to deduct interest on the Series A Debentures. There can be no assurance, however, that current or future legislative proposals or final legislation will not affect the ability of the Company to deduct interest on the Series A Debentures. Such a change could give rise to a Tax Event, which may permit the Company to cause a redemption of the Series A Preferred Securities. See "Certain Terms of the Series A Preferred Securities -- Tax Event Redemption." Such a tax law change would not alter the United States federal income tax consequences of the purchase, ownership and disposition of Series A Preferred Securities to Holders thereof.

                                  UNDERWRITING


    Subject to the terms and conditions of the Underwriting Agreement, MidAmerican Energy and the Series A Issuer have agreed that the Series A Issuer will sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co., PaineWebber Incorporated, Dean Witter Reynolds Inc., A.G. Edwards & Sons, Inc., Dillon, Read & Co. Inc., and Legg Mason Wood Walker, Incorporated are acting as representatives, has severally agreed to purchase from the Series A Issuer, the respective number of Series A Preferred Securities set forth opposite its name below:



                                                                                    NUMBER OF
                                                                                    SERIES A
                                                                                    PREFERRED
                                   UNDERWRITER                                     SECURITIES
---------------------------------------------------------------------------------  -----------
Goldman, Sachs & Co..............................................................
PaineWebber Incorporated.........................................................
Dean Witter Reynolds Inc.
A.G. Edwards & Sons, Inc.........................................................
Dillon, Read & Co. Inc...........................................................
Legg Mason Wood Walker, Incorporated.............................................

                                                                                   -----------

        Total....................................................................    4,000,000
                                                                                   -----------
                                                                                   -----------

    Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all the Series A Preferred Securities offered hereby, if any are taken.



    The Underwriters propose to offer the Series A Preferred Securities in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities
dealers at such price less a concession of $     per Series A Preferred
Security. The Underwriters may allow, and such dealers may reallow, a concession
not in excess of $     per Series A Preferred Security to certain brokers and
dealers. After the Series A Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.


    In view of the fact that the proceeds from the sale of the Series A Preferred Securities will be used to purchase the Series A Debentures issued by MidAmerican Energy, the Underwriting Agreement provides that MidAmerican Energy will pay as Underwriters' Compensation for the Underwriters arranging the
investment therein of such proceeds an amount of $     per Series A Preferred
Security for the accounts of the several Underwriters.


    MidAmerican Energy and the Series A Issuer have agreed that, during the period beginning from the date of the Underwriting Agreement and continuing to and including the earlier of (i) the date on which the distribution of the Series A Preferred Securities ceases, as determined by the representatives, and
(ii) 30 days after the issuance of the Series A Preferred Securities, they will not offer, sell, contract to sell or otherwise dispose of any securities, any other beneficial interests in the Series A Issuer or any preferred securities or interests of any other issuer, as the case may be, that are substantially similar to the Series A Preferred Securities (including any guarantee of such securities or interests) or any securities that are convertible into or exchangeable for, or that represent the right to receive, any such securities or other interests, without the prior written consent of the representatives, except for the Series A Preferred Securities, the Series A Common Securities and the Series A Guarantee.



    Prior to this offering, there has been no public market for the Series A Preferred Securities. Application has been made to list the Series A Preferred
Securities on the NYSE under the symbol "     ". In order to meet one of the
requirements for listing the Series A Preferred Securities on the NYSE, the Underwriters will undertake to sell lots of 100 or more Series A Preferred Securities to a minimum of 400 beneficial holders. Trading of the Series A Preferred Securities on the NYSE is expected to commence within a thirty-day period after the initial delivery of the Series A Preferred Securities. The representatives have advised MidAmerican Energy that they intend to make a market in the Series A Preferred Securities prior to the commencement of trading on the NYSE, but are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series A Preferred Securities.


    MidAmerican Energy and the Series A Issuer have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    Certain of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, services for MidAmerican Energy in the ordinary course of business, for which such Underwriters or their affiliates have received or will receive customary fees and commissions.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 11, 1996



PROSPECTUS


         [LOGO]

                         MIDAMERICAN ENERGY FINANCING I
                        MIDAMERICAN ENERGY FINANCING II

                              PREFERRED SECURITIES

              (LIQUIDATION PREFERENCE $25 PER PREFERRED SECURITY)

                       GUARANTEED AS SET FORTH HEREIN BY

                           MIDAMERICAN ENERGY COMPANY
                                   ----------


    MidAmerican Energy Financing I and MidAmerican Energy Financing II, each a statutory business trust formed under the laws of the State of Delaware (each, an "Issuer" and, collectively, the "Issuers") may severally offer, from time to time, their respective preferred securities (the "Preferred Securities") representing preferred undivided beneficial interests in the assets of each Issuer. MidAmerican Energy Company, an Iowa corporation ("MidAmerican Energy" or the "Company"), will be the sole owner of the undivided common beneficial interests in such assets represented by common securities (the "Common Securities", together with the Preferred Securities herein referred to as the "Trust Securities") of each Issuer. The payment of periodic cash distributions ("Distributions") with respect to the Preferred Securities and payments on liquidation or redemption with respect to such Preferred Securities will be each guaranteed by MidAmerican Energy in the case of each Issuer (a "Guarantee"), in each case only out of funds held by such Issuer. Concurrently with the issuance by an Issuer of its Preferred Securities, such Issuer will invest the proceeds thereof in MidAmerican Energy's deferrable interest subordinated debentures (the "Debentures") having terms corresponding to such Issuer's Preferred Securities. The Debentures will be unsecured and subordinate indebtedness of MidAmerican Energy issued under an Indenture dated as of December 15, 1996 between the Company and The First National Bank of Chicago, as Trustee (such Indenture, as the same may be supplemented or amended from time to time, herein referred to as the "Indenture"). The Debentures held by each Issuer will be its sole asset, and the interest and payments of principal on such Debentures will be its only revenues. The Debentures purchased by an Issuer may be subsequently distributed pro rata to holders of Preferred Securities and Common Securities in connection with the dissolution of such Issuer. See "Description of Preferred Securities -- Termination of an Issuer and Distribution of Debentures". In addition, upon the occurrence of certain events, MidAmerican Energy may redeem the Debentures and cause the redemption of the Preferred Securities. See "Description of the Preferred Securities -- Redemption."


    The Preferred Securities may be offered in amounts, at prices and on terms to be determined at the time of offering, provided, however, that the aggregate initial public offering price of all Preferred Securities issued pursuant to the Registration Statement of which this Prospectus forms a part will not exceed $500,000,000, subject to reduction in the event of sales of certain other securities included in such Registration Statement. Certain specific terms of each Issuer's Preferred Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement, including, where applicable and to the extent not set forth herein, the identity of the Issuer, the specific title, the aggregate amount, the distribution rate (or the method for determining such rate), the stated liquidation preference, redemption provisions, other rights, the initial public offering price and any other special terms, as well as any planned listing on a securities exchange, of such Preferred Securities.

    The Preferred Securities may be sold in a public offering to or through underwriters or dealers designated from time to time. See "Plan of Distribution." The names of any of the underwriters or dealers involved in the sale of the Preferred Securities in respect of which this Prospectus is being delivered, the number of Preferred Securities to be purchased by any such underwriters or dealers, any applicable commissions or discounts and the net proceeds to each Issuer will be set forth in the applicable Prospectus Supplement.

    Each Prospectus Supplement will also contain information concerning certain United States federal income tax considerations applicable to the Preferred Securities offered thereby.

                                ----------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ----------------


               The date of this Prospectus is December   , 1996.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company and the Issuers have filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Preferred Securities offered hereby and certain other securities. This Prospectus does not contain all of the information set forth in the Registration Statement and reference is hereby made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Preferred Securities offered hereby. Such reports, proxy statements, Registration Statement and exhibits and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Northeast Regional Office located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company is subject to the electronic filing requirements of the Commission. Accordingly, pursuant to the rules and regulations of the Commission, certain documents, including annual and quarterly reports and proxy statements, filed by the Company with the Commission have been filed electronically. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission at (http:// www.sec.gov). Certain of the Company's securities are listed on the New York Stock Exchange and such reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    No separate financial statements of the Issuers are included herein. The Company considers that such financial statements would not be material to holders of the Preferred Securities because: (i) all of the Common Securities of the Issuers are owned by MidAmerican Energy, a reporting company under the Exchange Act; (ii) the Issuers have no independent operations, but exist for the sole purpose of issuing the Trust Securities and holding the Debentures as trust assets; and (iii) the obligations of the Issuers under the Preferred Securities, to the extent funds are available therefor, are fully and unconditionally guaranteed to the extent set forth herein by MidAmerican Energy.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Annual Report of the Company on Form 10-K, as amended, for the year ended December 31, 1995, the Quarterly Reports of the Company on Form 10-Q for the period ended March 31, 1996 as amended, and for the periods ended June 30, 1996 and September 30, 1996, and the Current Reports of the Company on Form 8-K reporting events occurring on February 20, 1996, April 25, 1996, May 28, 1996 and October 17, 1996, are incorporated by reference into this Prospectus. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Preferred Securities contemplated hereby shall be deemed to be incorporated by reference into this Prospectus and to be made a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, in the applicable Prospectus Supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

    Copies of the above documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents) may be obtained upon written or oral request without charge from the Company, 666 Grand Avenue, P.O. Box 657, Des Moines, Iowa 50303-0657 (telephone number
(515) 281-2268), Attention: Investor Relations.
                                ----------------

    The Company is incorporated in Iowa. Its executive offices are located at 666 Grand Avenue, P.O. Box 657, Des Moines, Iowa 50303-0657 (telephone number
(515) 242-4300).

                                  THE ISSUERS

GENERAL

    Each of the Issuers is a statutory business trust formed under Delaware law pursuant to (i) a trust agreement executed by MidAmerican Energy as the depositor of each Issuer (the "Depositor"), and the Issuer Trustees (as defined herein) and (ii) the filing of a certificate of trust with the Delaware Secretary of State on October 29, 1996. Each such trust agreement will be amended and restated in its entirety (as so amended and restated, a "Trust Agreement" and, collectively, the "Trust Agreements") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus is a part. Each Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

    The Issuers exist for the exclusive purpose of (i) issuing Trust Securities representing undivided beneficial interests in the Issuers, (ii) holding Debentures as Trust Assets and (iii) engaging only in those other activities necessary or incidental thereto. All of the Common Securities will be owned by MidAmerican Energy. The Common Securities will rank PARI PASSU, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and during the continuance of an Event of Default under the Indenture (see "Description of the Debentures -- Events of Default"), the rights of the holders of the corresponding Common Securities to payment in respect of distributions and payments upon liquidation, redemption or other acquisition of Common Securities will be subordinated to the rights of the holders of Preferred Securities. MidAmerican Energy will acquire Common Securities of each Issuer in an aggregate equal to 3% of the total capital of each Issuer. Each Issuer will have a term of approximately 30 to 49 years, as specified in the applicable Prospectus Supplement, but may terminate earlier as provided in the Trust Agreement with respect to such Issuer. Each Issuer's business and affairs are conducted by its trustees, each appointed by MidAmerican Energy as holder of the Common Securities: First Chicago Delaware Inc. (the "Delaware Trustee"), The First National Bank of Chicago (the "Property Trustee") and three individual trustees (the "Administrative Trustees") who are employees or officers of or affiliated with MidAmerican Energy (collectively, the "Issuer Trustees").

                           MIDAMERICAN ENERGY COMPANY

GENERAL

    MidAmerican Energy was formed on July 1, 1995 through the merger (the "Merger") of Iowa-Illinois Gas and Electric Company ("Iowa-Illinois"), Midwest Resources Inc. ("Midwest Resources") and Midwest Power Systems Inc. ("Midwest Power") with and into MidAmerican Energy. MidAmerican Energy is a combination electric and natural gas public utility engaged in the generation, transmission, distribution and sale of electric energy in Illinois, Iowa and South Dakota, and the purchase, distribution, transportation and sale of natural gas in those states and in the state of Nebraska.

                    DESCRIPTION OF THE PREFERRED SECURITIES

    The Trust Securities of each Issuer will be created pursuant to the terms of its Trust Agreements. Each Issuer's Preferred Securities will represent undivided beneficial interests in the assets of such Issuer and entitle the owners (the "Holders") thereof to a preference over such Issuer's Common Securities in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation, as well as other benefits as described in the applicable Trust Agreement. The following summaries of certain provisions of the Trust Agreements do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Trust Agreements, including the definitions therein of certain terms, and the Trust Indenture Act. Wherever particular sections or defined terms of the Trust Agreements are referred to, such sections or defined terms are incorporated herein by reference. The Trust Agreements have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

GENERAL

    All of the Common Securities are owned by MidAmerican Energy. The Common Securities of each Issuer will rank PARI PASSU, and payments will be made thereon pro rata, with the Preferred Securities of each Issuer based on the liquidation preference amount of its Trust Securities, except as described herein under "-- Subordination of Common Securities." (Section 4.03). The Debentures will be owned by the Issuers and held by the Property Trustee in trust for the benefit of the Holders of the Trust Securities. (Section 2.09). The Debentures and the Guarantees, together with the obligations of MidAmerican Energy with respect to the Preferred Securities under the Indenture, the Trust Agreements and the Expense Agreements constitute full and unconditional guarantees of the Preferred Securities by MidAmerican Energy.

DISTRIBUTIONS

    The Distributions payable on the Preferred Securities will be fixed at the rate per annum set forth in the applicable Prospectus Supplement. Distributions that are in arrears will bear interest on the amount thereof at same per annum rate (to the extent permitted by applicable law, compounded quarterly). The term "Distributions" as used herein includes interest payable on overdue Distributions, unless otherwise stated. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full month, on the basis of the actual number of days elapsed. (Section 4.01(b)).


    Distributions on the Preferred Securities will be cumulative, will accrue from the date of initial issuance thereof, and will be payable quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year, except as otherwise described below. Such Distributions will originally accrue from, and include, the date of initial issuance and will accrue to, and include, the first Distribution Date, and thereafter will accrue from, and exclude, the last Distribution Date through which Distributions have been paid. In the event that any date on which Distributions are otherwise payable on the Preferred Securities is not a Business Day, payment of the Distribution payable on such date will be made on the next succeeding Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, payment of such Distribution will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). (Section 4.01(a)). A Business Day is used herein to mean any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the Corporate Trust Office of the Property Trustee or the Debenture Trustee (as defined herein) is closed for business.

    MidAmerican Energy will have the right under the Indenture, as supplemented by a Supplemental Indenture relating to a series of Debentures (a "Supplemental Indenture"), to extend the interest payment period at any time or from time to time on each series of Debentures to a period ("Extension Period") not exceeding 20 consecutive quarters. In the event that MidAmerican Energy exercises this right, during such Extension Period quarterly Distributions on the corresponding Preferred Securities will be deferred (and the amount of Distributions to which holders of such Preferred Securities are entitled will accumulate additional Distributions thereon at the rate per annum set forth in the applicable Prospectus Supplement, compounded quarterly from the relevant Distribution Date for such Distributions); provided, however, that distributions attributable to payments of Additional Interest Attributable to Taxes (as hereinafter defined), if any, on such Debentures will not be deferred and will be payable on the relevant interest payment date. During any such Extension Period MidAmerican Energy may not, and may not permit any of its subsidiaries to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of MidAmerican Energy's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of MidAmerican Energy (including other Debentures) that rank PARI PASSU with or junior in interest to the series of Debentures to which such Extension Period applies, or make any guarantee payments with respect to any guarantee by MidAmerican Energy of the debt securities of any of its subsidiaries if such guarantee ranks PARI PASSU or junior in interest to such series of Debentures (other than (a) dividends or distributions in common stock of MidAmerican Energy, (b) payments under any Guarantee, and (c) purchases of common stock related to the issuance of common stock under any of MidAmerican Energy's benefit plans for its directors, officers or employees). This covenant effectively requires that any Extension Period with respect to any series of Debentures also apply to all other series of Debentures. Prior to the termination of any such Extension Period, MidAmerican Energy may further extend the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters and that such Extension Period may not extend beyond the maturity or the redemption date of the series of the Debentures in question. Upon the termination of any Extension Period and the payment of all amounts then due, MidAmerican Energy may select a new Extension Period, subject to the foregoing requirements. See "Description of the Debentures -- Interest" and "-- Option to Extend Interest Payment Period."

    It is anticipated that the income of each Issuer available for Distributions to the Holders of the Preferred Securities of such Issuer will be limited to payments on the Debentures to be purchased by such Issuer with the proceeds of the issuance and sale of its Trust Securities. See "Description of the Debentures." If MidAmerican Energy does not make interest payments on the such Debentures, the Property Trustee will not have funds available to pay Distributions on such Trust Securities. The payment of Distributions (if and to the extent an Issuer has sufficient funds available for the payment of such Distributions) is guaranteed by MidAmerican Energy as set forth herein under "Description of the Guarantees."

    Distributions on the Preferred Securities will be payable to the Holders thereof as they appear on the register of the applicable Issuer on the relevant record dates, which as long as the Preferred Securities remain in book-entry form, will be one Business Day prior to the relevant Distribution Date. Subject to any applicable laws and regulations and the provision of the applicable Trust Agreement, each such payment will be made as described under "-- Book-Entry Only Issuance -- The Depository Trust Company." In the event any Preferred Securities are not in book-entry form, the relevant record date for such Preferred Securities will be the date 15 days prior to the relevant Distribution Date or if such date is not a Business Day, the next succeeding Business Day. (Section 4.01(d)).

REDEMPTION

    MANDATORY REDEMPTION. Upon the repayment of any series of the Debentures, whether at maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment will be applied by the Property Trustee to redeem a Like Amount (as defined herein) of corresponding Trust Securities, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the aggregate Liquidation Amount (as defined herein) plus accumulated and unpaid Distributions thereon to the Redemption Date (as defined herein). See "Description of the Debentures -- Optional Redemption."

    "Like Amount" means (i) with respect to a redemption of any series of Preferred Securities, Preferred Securities of such series having a Liquidation Amount equal to that portion of the principal amount of Debentures to be contemporaneously redeemed in accordance with the Indenture and the proceeds of which will be used to pay Liquidation Amount (the "Redemption Price") of such Preferred Securities plus accumulated and unpaid Distributions to the date of such payment, and (ii) with respect to a distribution of Debentures to Holders of any series of Preferred Securities in connection with the termination or liquidation of the related Issuer, Debentures having a principal amount equal to the Liquidation Amount of the Preferred Securities of the Holder to whom such Debentures are distributed. "Liquidation Amount" means the stated amount of $25 per Preferred Security and $25 per Common Security.

    OPTIONAL REDEMPTION. MidAmerican Energy will have the right to redeem the Debentures of any particular series in whole or in part, on or after a date to be specified in the Prospectus Supplement with respect to such series of Debentures and thereby cause a mandatory redemption of the corresponding Preferred Securities as described above.

    TAX EVENT REDEMPTION. If a Tax Event shall occur and be continuing at any time with respect to an Issuer or the Preferred Securities of such Issuer, MidAmerican Energy has the right to redeem the corresponding Debentures in whole, but not in part, and thereby cause a mandatory redemption of such Preferred Securities at a redemption price equal to the aggregate Liquidation Amount of such Preferred Securities plus accumulated and unpaid Distributions thereon within 90 days following the occurrence of such Special Event.

    "Tax Event" means the receipt by the Issuer of an opinion of counsel (which may be counsel to the Company or an affiliate but not an employee thereof and which must be acceptable to the Property Trustee) experienced in such matters to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or (b) any amendment to, or change in an interpretation or application of, such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination on or after the date of issuance of the Preferred Securities), there is more than an insubstantial risk that interest payable by the Company on the Debentures is not, or within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

REDEMPTION PROCEDURES

    MidAmerican Energy may not redeem fewer than all of a particular series of Debentures then outstanding and an Issuer may not redeem fewer than all of the corresponding series of the outstanding Preferred Securities then outstanding
(i) unless all accrued and unpaid Distributions have been paid on all such Preferred Securities for all quarterly distribution periods terminating on or prior to the date of redemption or (ii) if a partial redemption of such Preferred Securities would result in the delisting of such Preferred Securities by any national securities exchange on which such Preferred Securities are then listed.

    Preferred Securities redeemed on each date selected for redemption (the "Redemption Date") will be redeemed at the Redemption Price with the proceeds from the contemporaneous redemption of the corresponding Debentures. Redemptions of an Issuer's Preferred Securities will be made and the Redemption Price will be deemed payable on each Redemption Date only to the extent that such Issuer has funds available for the payment of such Redemption Price. (Section 4.02(c)). See also "Subordination of Common Securities."

    If an Issuer gives a notice of redemption in respect of a particular series of Preferred Securities (which notice will be irrevocable), then, on or before the Redemption Date, such Issuer, to the extent funds are available, will, so long as such Preferred Securities are in book-entry form, irrevocably deposit with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the beneficial Holders of such Preferred Securities. If such Preferred Securities are no longer in book-entry form, such Issuer, to the extent funds are available, will irrevocably deposit with the paying agent for such Preferred Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the Holders thereof upon surrender of their certificates evidencing such Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption shall be payable to the Holders of such Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then on the Redemption Date, all rights of Holders of such Preferred Securities so called for redemption will cease, except the right of the Holders of such Preferred Securities to receive the Redemption Price, but without interest thereon, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the amount payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay). In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the applicable Issuer or by MidAmerican Energy pursuant to the corresponding Guarantee described herein under "Description of the Guarantees", Distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the original Redemption Date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

    Subject to applicable law (including, without limitation, United States federal securities law), MidAmerican Energy or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

    If less than all the outstanding Trust Securities of an Issuer are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such securities to be redeemed will be allocated on a pro rata basis to the Common Securities and the Preferred Securities of such Issuer. The particular Preferred Securities to be redeemed will be selected not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Preferred Securities of such series not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of Preferred Securities in Liquidation Amounts equal to $25 or integral multiples thereof. The Property Trustee will promptly notify the security registrar in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of each Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of a series of Preferred Securities will relate, in the case of any Preferred Securities of such series redeemed or to be redeemed only in part, to the portion of the Liquidation Amount of Preferred Securities of such series that has been or is to be redeemed. (Section 4.02(f)).

SUBORDINATION OF COMMON SECURITIES

    Payment of Distributions on, and the Redemption Price of, Trust Securities of an Issuer, will be made pro rata based on the Liquidation Amount of the Common Securities and Preferred Securities comprising such Trust Securities; provided, however, that if on any Distribution Date or Redemption Date an Event of Default under the Indenture (as described below, see "Description of the Debentures -- Events of Default") shall have occurred and be continuing, no payment of any Distribution on, or Redemption Price of, any Common Security corresponding thereto, and no other payment on account of the redemption, liquidation or other acquisition of the corresponding Common Securities, will be made unless payment in full in cash of all accrued and unpaid Distributions on all outstanding Preferred Securities of such series for all distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price, the full amount of such Redemption Price on all such outstanding Preferred Securities, shall have been made or provided for, and all funds available to the Property Trustee will first be applied to the payment in full, in cash, of all Distributions on, or Redemption Price of, Preferred Securities then due and payable. (Section 4.03(a)).

    In the case of any default under a Trust Agreement resulting from an Event of Default under the Indenture, MidAmerican Energy as Holder of the Common Securities issued under such Trust Agreement will be deemed to have waived any such default under such Trust Agreement until the effect of all such defaults with respect to the Preferred Securities issued under such Trust Agreement have been cured, waived or otherwise eliminated. Until any such default under such Trust Agreement with respect to such Preferred Securities has been so cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the Holders of such Preferred Securities and not on behalf of the holders of such Common Securities, and only Holders of such Preferred Securities will have the right to direct the Property Trustee to act on their behalf. (Section 4.03(b)).

TERMINATION OF AN ISSUER AND DISTRIBUTION OF DEBENTURES

    MidAmerican Energy has the right to, at any time, direct the Property Trustee to dissolve an Issuer and, in connection therewith, after satisfaction of liabilities owed by such Issuer to the Creditors, if any, cause the Debentures held by such Issuer to be distributed to the Holders of the Trust Securities of such Issuer on a pro rata basis in liquidation of such Holders' interests in the Trust. (See "-- Liquidation, Distribution Upon Termination".

    There can be no assurance as to the market price for the Debentures which may be distributed in exchange for Preferred Securities if a termination and liquidation of an Issuer were to occur. Accordingly, the Debentures which an investor may subsequently receive on termination and liquidation of an Issuer may trade at a discount to the price of the Preferred Securities exchanged.

LIQUIDATION, DISTRIBUTION UPON TERMINATION

    Pursuant to either Trust Agreement, an Issuer will dissolve and will be liquidated by the Property Trustee on the first to occur of: (i) the expiration of the term of the relevant Trust; (ii) the bankruptcy, dissolution or liquidation of MidAmerican Energy; (iii) the redemption of all of the Preferred Securities of such Issuer; (iv) delivery of written direction to the Property Trustee by MidAmerican Energy, as Depositor, to dissolve such Issuer and distribute the Debentures held by such Issuer to holders of its Trust Securities and (v) an order for judicial dissolution of such Issuer having been entered by a court of competent jurisdiction. (Sections 9.01 and 9.02).

    If an automatic or early termination occurs as described in clause (i),
(ii), (iv) or (v) above, such Issuer will be liquidated by the Property Trustee as expeditiously as the Property Trustee determines to be appropriate by adequately providing for the satisfaction of liabilities owed such Issuer to its creditors, if any, and by distributing to each Holder of Preferred Securities and Common Securities of such Issuer a Like Amount of Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such Holders will be entitled to receive, out of the assets of such Issuer available for distribution to Holders after satisfaction of liabilities of such Issuer to its creditors, if any, as provided by applicable law, an amount determined as follows. In the case of Holders of Preferred Securities, the amount will be equal to the aggregate Liquidation Amount of the Preferred Securities plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"), to the extent that there are sufficient assets available. If such Liquidation Distribution can be paid only in part because such Issuer has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by such Issuer on the Preferred Securities shall be paid on a pro rata basis. MidAmerican Energy, as holder of the Common Securities, will be entitled to receive Distributions upon any such liquidation pro rata with the Holders of the Preferred Securities, except that if an Event of Default under the Indenture has occurred and is continuing, the Preferred Securities will have a preference over the Common Securities. (Sections 9.04(a) and 9.04(d)). A Supplemental Indenture may provide that if an early termination occurs as described in clause (v) above, the Debentures will be subject to optional redemption in whole but not in part.

    On the date fixed for any distribution of Debentures upon termination of an Issuer (i) the Preferred Securities and the Common Securities issued by such Issuer will no longer be deemed to be outstanding, (ii) DTC or its nominee, as the record holder of such Preferred Securities, will receive a registered global certificate or certificates representing the Debentures to be delivered upon such distribution and (iii) certificates representing such Preferred Securities will be deemed to represent Debentures of the corresponding series having an aggregate principal amount equal to the Liquidation Amount of, and bearing accrued and unpaid interest equal to accrued and unpaid Distributions on, such Preferred Securities until such certificates are presented to MidAmerican Energy or its agent for transfer or reissuance. (Section 9.02(c)).

EVENTS OF DEFAULT; NOTICE

    Any one of the following events constitutes an Event of Default under the Trust Agreement of an Issuer (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

     (i) the occurrence of an Event of Default as defined in Section 801 of the Indenture (see "Description of the Debentures -- Events of Default"); or

    (ii) default by such Issuer in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

    (iii) default by such Issuer in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

    (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Issuer in such Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is specifically dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Property Trustee by the Holders of Preferred Securities of such Issuer having at least 10% of the total Liquidation Amount of the outstanding Preferred Securities of such Issuer, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a Notice of Default thereunder; or

    (v) the occurrence of certain events of bankruptcy or insolvency with respect to such Issuer.

    Within five Business Days after the occurrence of any Event of Default with respect to such Issuer, the Property Trustee will transmit to the holders of the Trust Securities of such Issuer and MidAmerican Energy notice of any such Event of Default actually known to the Property Trustee, unless such Event of Default shall have been cured or waived.

MERGER OR CONSOLIDATION OF THE PROPERTY TRUSTEE OR THE DELAWARE TRUSTEE

    Any entity into which the Property Trustee or the Delaware Trustee may be merged or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Property Trustee or the Delaware Trustee shall be a party, or any entity succeeding to all or substantially all the corporate trust business of the Property Trustee or the Delaware Trustee, shall be the successor to such Trustee under the Trust Agreements, if such entity is otherwise qualified and eligible. (Section 8.12).

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

    The Depository Trust Company ("DTC") will act as securities depositary for all of the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. ("DTC's nominee"). One or more fully-registered global Preferred Securities certificates, representing the aggregate number of Preferred Securities of a particular Issuer, will be issued and will be deposited with DTC.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant ("Indirect Participants"). The rules applicable to DTC and its Direct Participants and Indirect Participants are on file with the Commission.

    Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security (the "Beneficial Owner") is in turn to be recorded in the Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as will as periodic statements of their holdings, from the Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

    To facilitate subsequent transfers, all the Preferred Securities deposited by Direct Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Preferred Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

    Redemption notices will be sent to Cede & Co. as the registered Holder of Preferred Securities. If less than all of the Preferred Securities are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

    Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co. consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date identified in a listing attached to the Omnibus Proxy. MidAmerican Energy and the Issuers believe that the arrangements among DTC, Direct and Indirect Participants, and Beneficial Owners will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a holder of a beneficial interest in the Issuers.

    Distribution payments on the Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of such Participants and not of DTC, the Property Trustee, the applicable Issuer or MidAmerican Energy, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of Distributions to DTC is the responsibility of the Issuer in question, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Participants.

    Except as provided herein, a Beneficial Owner will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.

    DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to the Issuer in question and MidAmerican Energy. Under such circumstances, in the event that a successor securities depositary is not obtained, Preferred Securities certificates are required to be printed and delivered. Additionally, the Administrative Trustees (with the consent of MidAmerican Energy) may decide to discontinue use of the system of book-entry transfers through DTC (or any successor depositary) with respect to the Preferred Securities. In that event, certificates for the Preferred Securities will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that MidAmerican Energy and the Issuers believe to be reliable, but neither MidAmerican Energy nor the Issuers take responsibility for the accuracy thereof. Neither MidAmerican Energy nor any Issuer has responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

VOTING RIGHTS

    Holders of Trust Securities will be entitled to one vote for each $25 in Liquidation Amount represented by their Trust Securities in respect of any matter as to which such holders of Trust Securities are entitled to vote. Except as described below and under "-- Amendments," and under "Description of the

Guarantees -- Amendments and Assignment" and as otherwise required by law and the applicable Trust Agreement, the Holders of the Preferred Securities will have no voting rights. (Section 6.01(a)).

    So long as any Debentures of a particular series are held by the Property Trustee of an Issuer, the Property Trustee may not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or executing any trust or power conferred on the Debenture Trustee with respect to such Debentures, (ii) waive any past default which is waivable under
Section 813 of the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all such Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or such Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the Holders of Preferred Securities of such Issuer having at least 66 2/3% of the Liquidation Amount of such outstanding Preferred Securities; provided, however, that where a consent under the Indenture would require the consent of each Holder of Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each Holder of Preferred Securities of such Issuer. The Property Trustee may not revoke any action previously authorized or approved by a vote of the holders of Preferred Securities of a particular Issuer except pursuant to a subsequent vote of the Holders of the Preferred Securities of such Issuer. The Property Trustee will notify all Holders of an affected series of Preferred Securities of any notice of default received from the Debenture Trustee. In addition to obtaining the foregoing approvals of the Holders of the Preferred Securities of a particular series, prior to taking any of the foregoing actions, the Property Trustee must receive an opinion of counsel experienced in such matters to the effect that the applicable Issuer will be classified as a "grantor trust" and will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action. (Section 6.01(b)).

    Notwithstanding the foregoing, a Holder of Preferred Securities of a particular series may institute a proceeding for enforcement of payment to such Holder directly of principal of or interest on Debentures of the corresponding series having a principal amount equal to the aggregate Liquidation Amount of such Preferred Securities of such Holder on or after the due dates specified in the Debentures.

    Any required approval of Holders of Preferred Securities of a particular series may be given at a separate meeting of Holders of such Preferred Securities convened for such purpose or pursuant to written consent. The Administrative Trustees will cause a notice of any meeting at which Holders of such Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such Holders is to be taken, to be given to each Holder of such Preferred Securities in the manner set forth in the applicable Trust Agreement (Section 6.02).

    No vote or consent of the Holders of Preferred Securities of a particular series will be required for the Issuer to redeem and cancel Preferred Securities of such series in accordance with the applicable Trust Agreement.

    Notwithstanding that Holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by MidAmerican Energy, the Property Trustee or any affiliate of MidAmerican Energy or the Property Trustee, will, for purposes of such vote or consent, be treated as if they were not outstanding.

AMENDMENTS

    A Trust Agreement may be amended from time to time by the applicable Issuer (on approval of a majority of the Administrative Trustees) and MidAmerican Energy, without the consent of any holders of Trust Securities, (i) to cure any ambiguity, correct or supplement any provision therein which may be inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under such Trust Agreement, which are not inconsistent with the other provisions of such Trust Agreement, or (ii) to modify, eliminate or add to any provisions of such Trust Agreement to such extent as shall be necessary to ensure that such Issuer will be classified for United States federal income tax purposes as a grantor trust at any time that any Trust Securities are outstanding thereunder or to ensure such Issuer's exemption from the status of an "investment company" under the Investment Company Act of 1940, as amended (the "1940 Act"); provided, however, that, except in the case of clause (ii), such action shall not adversely affect in any material respect the interests of any holder of Trust Securities issued pursuant to such Trust Agreement and, in the case of clause (i), any amendments of such Trust Agreement shall become effective when notice thereof is given to the holders of Trust Securities issued thereunder.

    Except as provided below, any provision of either Trust Agreement may be amended by the Administrative Trustees and MidAmerican Energy with (i) the consent of Holders of Trust Securities issued pursuant to such Trust Agreement representing not less than a majority in Liquidation Amount of such Trust Securities then outstanding and (ii) receipt by the applicable Trustee of an opinion of counsel to the effect that such amendment or the exercise of any power granted to such Trustee in accordance with such amendment will not affect the applicable Issuer's status as a grantor trust for United States federal income tax purposes or affect such Issuer's exemption from status of an "investment company" under the 1940 Act.

    Without the consent of each affected Holder of Trust Securities, a Trust Agreement may not be amended to (i) change the amount or timing of any Distribution with respect to the Trust Securities issued pursuant to such Trust Agreement or otherwise adversely affect the amount of any Distribution required to be made in respect of such Trust Securities as of a specified date or (ii) restrict the right of a Holder of such Trust Securities to institute suit for the enforcement of any such payment on or after such date.

REMOVAL OF PROPERTY TRUSTEE

    Unless an Event of Default under the Indenture shall have occurred and be continuing, the Property Trustee may be removed at any time by act of MidAmerican Energy as the holder of the Common Securities. If an Event of Default under the Indenture has occurred and is continuing, the Property Trustee may be removed at such time by act of the Holders of Preferred Securities having a majority of the Liquidation Amount of the Preferred Securities then outstanding. In no event will the Holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in MidAmerican Energy as the holder of the Common Securities. No resignation or removal of the Property Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor Property Trustee in accordance with the provisions of the Trust Agreements. (Section 8.10).

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

    Unless an Event of Default under the Indenture shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property (as defined in the applicable Trust Agreement) may at the time be located, the holder of the Common Securities and the Property Trustee will have power to appoint, and upon the written request of the Property Trustee, MidAmerican Energy, as Depositor, will for such purpose join with the Property Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint, one or more persons approved by the Property Trustee either to act as co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity, any property, title, right or power deemed necessary or desirable, subject to the provisions of such Trust Agreement. If MidAmerican Energy, as Depositor, does not join in such appointment within 15 days after the receipt by it of a request so to do, or in case an Event of Default under the Indenture has occurred and is continuing, the Property Trustee alone will have the power to make such appointment. (Section 8.09).

FORM, EXCHANGE AND TRANSFER

    Preferred Securities will be issuable only in fully registered form each having a Liquidation Amount of $25 and any integral multiple thereof.

    At the option of the Holder, subject to the terms of the applicable Trust Agreement, Preferred Securities of any series will be exchangeable for other Preferred Securities of such series, of any authorized denomination and of like tenor and aggregate Liquidation Amount.

    Subject to the terms of the applicable Trust Agreement, Preferred Securities of any series may be presented for exchange as provided above or for registration of transfer (duly endorsed or accompanied by a duly executed instrument of transfer) at the office of the Transfer Agent designated for such purpose. The Administrative Trustees may designate MidAmerican Energy as Transfer Agent and as Registrar. No service charge will be made for any registration of transfer or exchange of Preferred Securities, but MidAmerican Energy may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Transfer Agent being satisfied with the documents of title and identity of the person making the request. The Administrative Trustees may at any time designate additional Transfer Agents or rescind the designation of any Transfer Agent or approve a change in the office through which any Transfer Agent acts.

    An Issuer will not be required to (i) issue, register the transfer of, or exchange any of its Preferred Securities during a period beginning at the opening of business 15 calendar days before the day of mailing of a notice of redemption of any of its Preferred Securities called for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Preferred Securities so selected for redemption, in whole or in part, except the unredeemed portion of any such Preferred Securities being redeemed in part. (Section 5.04).

REGISTRAR AND TRANSFER AGENT

    Initially, The First National Bank of Chicago will act as Registrar and Transfer Agent for the Preferred Securities.

    Registration of transfers of Preferred Securities will be effected without charge by or on behalf of either Issuer, but upon payment (with the giving of such indemnity as the Issuer of such Preferred Securities or MidAmerican Energy may require) in respect of any tax or other governmental charges which may be imposed in relation to it.

CONCERNING THE PROPERTY TRUSTEE

    MidAmerican Energy maintains deposit accounts and conducts other banking transactions with the Property Trustee in the ordinary course of its businesses. The Property Trustee also acts as the Guarantee Trustee under the Guarantee, the Debenture Trustee under the Indenture and under another indenture under which medium-term notes of MidAmerican Energy are or may become outstanding.

MISCELLANEOUS

    Application will be made to list the Preferred Securities on the New York Stock Exchange.

    The Delaware Trustee will act as the resident trustee in the state of Delaware and will have no other significant duties. The Property Trustee will hold the Debentures on behalf of the Issuers and will maintain a payment account with respect to the Trust Securities, and will also act as trustee under the Trust Agreements for the purposes of the Trust Indenture Act. See "-- Events of Default; Notice." The Administrative Trustees will administer the day to day operations of the Issuers. See "-- Voting Rights."

    The Administrative Trustees are authorized and directed to conduct the affairs of each Issuer and to operate each Issuer so that neither Issuer will be deemed to be an "investment company" required to be registered under the 1940 Act or classified other than as a grantor trust for United States federal income tax purposes and so that the Debentures will be treated as indebtedness of MidAmerican Energy for United States federal income tax purposes. In this connection, the Administrative Trustees and MidAmerican Energy are authorized to take any action, not inconsistent with applicable law, the certificate of trust of either Issuer or the Trust Agreements, that the Administrative Trustees and MidAmerican Energy determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the Holders of the Preferred Securities. (Section 2.07(d)).

    Holders of the Preferred Securities have no preemptive or similar rights.

                         DESCRIPTION OF THE GUARANTEES

    Set forth below is a summary of information concerning the Guarantees that will be executed and delivered by MidAmerican Energy for the benefit of the Holders from time to time of Preferred Securities of each series. Each Guarantee will be qualified as an indenture under the Trust Indenture Act. The First National Bank of Chicago will act as Guarantee Trustee under each Guarantee for the purpose of compliance with the Trust Indenture Act. The terms of each Guarantee will be those set forth in such Guarantee and those made part of such Guarantee by the Trust Indenture Act. This summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantees, a form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, and the Trust Indenture Act. The Guarantee Trustee will hold each Guarantee for the benefit of the Holders of the corresponding Preferred Securities.

GENERAL

    MidAmerican Energy will fully and unconditionally agree, to the extent set forth herein, to pay the Guarantee Payments (as defined herein) in full to the Holders of the Preferred Securities of a particular series (except to the extent paid by or on behalf of the applicable Issuer), as and when due, regardless of any defense, right of set-off or counterclaim that the applicable Issuer may have or assert. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the applicable Issuer (the "Guarantee Payments"), will be subject to the related Guarantee (without duplication): (i) any accrued and unpaid Distributions required to be paid on the Preferred Securities of such series, to the extent the Property Trustee has available in the payment account for such Issuer sufficient funds to make such payment, (ii) the Redemption Price with respect to any Preferred Securities called for redemption by the applicable Issuer, to the extent the Property Trustee has available in the payment account for such Issuer sufficient funds to make such payment and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the applicable Issuer (other than in connection with a redemption of all of the Preferred Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accrued and unpaid Distributions on such Preferred Securities to the date of payment and (b) the amount of assets of such Issuer remaining available for distribution to Holders of such Preferred Securities in liquidation of such Issuer. MidAmerican Energy's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by MidAmerican Energy to the Holders of such Preferred Securities or by causing the applicable Issuer to pay such amounts to such Holders.

    Each Guarantee will be a guarantee with respect to the Preferred Securities issued by the applicable Issuer from the time of issuance of such Preferred Securities, but will not apply to (i) any payment of Distributions if and to the extent that such Issuer does not have funds available to make such payments, or
(ii) collection of payment. If MidAmerican Energy does not make interest payments on the Debentures held by an Issuer, such Issuer will not have funds available to pay Distributions on its Preferred Securities. The Guarantees will rank subordinate and junior in right of payment to all liabliities of MidAmerican Energy, including the Debentures, (except those made PARI PASSU by their terms). See "Status of the Guarantees." MidAmerican Energy will agree in the Agreements as to Expenses and Liabilities (the "Expense Agreements"), a form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, to provide funds to the Issuers as needed to pay obligations of the Issuers to parties other than holders of Trust Securities. The Debentures and the Guarantees, together with the obligations of MidAmerican Energy with respect to the Preferred Securities under the Indenture, the Trust Agreements, the Guarantees and the Expense Agreements constitute full and unconditional guarantees of the Preferred Securities by MidAmerican Energy. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantees. It is only the combined operation of these documents that has the effect of providing full and unconditional guarantees by MidAmerican Energy of the Preferred Securities.

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes that do not materially adversely affect the rights of Holders of Preferred Securities of a particular Issuer (in which case no vote will be required), the terms of a Guarantee may be changed only with the prior approval of the Holders of such Preferred Securities having at least 66 2/3% of the Liquidation Amount of such outstanding Preferred Securities. All guarantees and agreements contained in any Guarantee will bind the successors, assigns, receivers, trustees and representatives of MidAmerican Energy and will inure to the benefit of the Holders of the corresponding Preferred Securities then outstanding.

EVENTS OF DEFAULT

    An event of default under a Guarantee will occur upon the failure of MidAmerican Energy to perform any of its payment obligations thereunder. The Holders of Preferred Securities of an Issuer having a majority of the Liquidation Amount of such Preferred Securities have the right to waive any default by MidAmerican in any of its payment obligations under the applicable Guarantee Agreement and to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of such Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under such Guarantee.

    Any Holder of Preferred Securities may institute a legal proceeding directly against MidAmerican Energy to enforce its rights under a Guarantee without first instituting a legal proceeding against the applicable Issuer, the Guarantee Trustee or any other person or entity.

    MidAmerican Energy, as Guarantor, will be required to provide annually to the Guarantee Trustee a statement as to the performance by MidAmerican Energy of certain of its obligations under the Guarantees and as to any default in such performance and an officer's certificate as to MidAmerican Energy's compliance with all conditions under the Guarantees.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The Guarantee Trustee, prior to the occurrence of a default by MidAmerican Energy in performance of a Guarantee, has undertaken to perform only such duties as are specifically set forth in the Guarantees and, after default with respect to any Guarantee, must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Guarantee at the request of any Holder of Preferred Securities of a particular series unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. See "Description of the Preferred Securities -- Concerning the Property Trustee."

TERMINATION OF THE GUARANTEES

    A Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of all related Preferred Securities, the distribution of Debentures to the Holders of such Preferred Securities in exchange for all of such Preferred Securities or full payment of the amounts payable upon liquidation of the related Issuer. Each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any such Holder of Preferred Securities must restore payment of any sums paid with respect to such Preferred Securities or under the related Guarantee.

STATUS OF THE GUARANTEES

    Each Guarantee will constitute an unsecured obligation of MidAmerican Energy and will rank (i) subordinate and junior in right of payment to all liabilities of MidAmerican Energy, including the Debentures, (except liabilities that may be made PARI PASSU by their terms), (ii) PARI PASSU with the most senior preferred or preference stock now or hereafter issued by MidAmerican Energy and with any guarantee now or hereafter entered into by MidAmerican Energy in respect of any preferred or preference stock of any affiliate of MidAmerican Energy and (iii) senior to MidAmerican Energy's common stock. Each Trust Agreement provides that each Holder of Preferred Securities issued thereunder agrees, by acceptance thereof, to the subordination provisions and other terms of the related Guarantee.

    Each Guarantee will rank PARI PASSU with each other Guarantee and with any similar guarantees issued by the Guarantor on behalf of the holders of Preferred Securities issued by any other Issuer holding Debentures issued under the Indenture.

    Each Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the applicable Guarantee without first instituting a legal proceeding against any other person or entity).

GOVERNING LAW

    Each Guarantee will be governed by and construed in accordance with the laws of the State of New York.

                         DESCRIPTION OF THE DEBENTURES

    Set forth below is a description of certain terms of the Debentures which each of the Issuers will hold as trust assets. The following description does not purport to be complete and is qualified in its entirety by reference to the description in the Indenture, as supplemented by the Supplemental Indenture creating each series of Debentures, between MidAmerican Energy and the Trustee with respect to the Debentures (the "Debenture Trustee"), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus is a part, and to the Trust Indenture Act. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein. Section references used herein are references to provisions of the Indenture unless otherwise noted.

    The Indenture provides for the issuance of Debentures in an unlimited amount from time to time. Each series of Debentures will constitute a separate series under the Indenture, will be in a principal amount equal to the aggregate stated Liquidation Amount of the corresponding Preferred Securities plus MidAmerican Energy's concurrent investment in the corresponding Common Securities and will rank PARI PASSU with all other series of Debentures.

GENERAL

    Each series of Debentures will be limited in aggregate principal amount to the sum of the aggregate Liquidation Amount of the Preferred Securities of the applicable Issuer and the consideration paid by MidAmerican Energy for the Common Securities of such Issuer and will have terms similar to the terms of such Preferred Securities. The Debentures will be unsecured, subordinated obligations of MidAmerican Energy which rank junior to all of MidAmerican Energy's Senior Indebtedness (as defined under "--Subordination" below). Each series of Debentures will bear interest at the same rate and payable at the same times, as the Distributions payable on the corresponding series of Trust Securities, and will have a maturity and redemption provisions correlative to those of such Trust Securities. The amounts payable as principal and interest on each series of Debentures will be sufficient to provide for payment of Distributions payable on the corresponding series of Trust Securities.

    Each series of Debentures may be distributed pro rata to the holders of the corresponding series of Trust Securities in connection with the dissolution or termination of the applicable Issuer upon the occurrence of certain events described in the Prospectus Supplement relating to such Trust Securities. If Debentures are distributed to Holders of Preferred Securities in connection with the dissolution or termination of an Issuer, such Debentures will be issued in fully registered certificated form in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.

    Payments of principal of and interest on Debentures will be payable, the transfer of Debentures will be registrable, and Debentures will be exchangeable for Debentures of the same series with other denominations and a like aggregate principal amount, at the office or agency of the Company in The City of New York; provided that payment of interest may be made at the option of MidAmerican Energy by check mailed to the address of the persons entitled thereto and that the payment in full of principal with respect to any Debenture will be made only upon surrender of such Debenture to the Debenture Trustee.

OPTIONAL REDEMPTION

    MidAmerican Energy will have the right, at any time and from time to time on or after the date set forth in the applicable Supplemental Indenture, to redeem any series of Debentures, in whole or in part, at a redemption price as set forth in such Supplemental Indenture, together with any accrued but unpaid interest, including Additional Interest Attributable to Taxes, if any, to the Redemption Date.

    Except as otherwise specified in the applicable Prospectus Supplement, if a Tax Event shall occur and be continuing, MidAmerican Energy will have the right to redeem any series of Debentures, in whole but not in part, at a redemption price equal to 100% of the principal amount of such series of Debentures then outstanding plus any accrued and unpaid interest, including Additional Interest Attributable to Taxes, if any, to the Redemption Date.

    For so long as an Issuer is the holder of all the outstanding Debentures of a particular series, the proceeds of any such redemption will be used by such Issuer to redeem its Preferred Securities and Common Securities in accordance with their terms. MidAmerican Energy may not redeem any series of Debentures in part unless all accrued and unpaid interest, including any Additional Interest Attributable to Taxes, has been paid in full on all outstanding Debentures of such series for all quarterly interest periods terminating on or prior to the date of redemption.

    Any optional redemption of a series of Debentures will be made upon not less than 30 nor more than 60 days' notice from the Debenture Trustee to the holders of such Debentures, as provided in the Indenture. All notices of redemption will state the redemption date; the redemption price plus accrued and unpaid interest; if less than all of such Debentures are to be redeemed, the identification of those to be redeemed and the portion of the principal amount of any such Debentures to be redeemed in part; that on the redemption date the redemption price plus accrued and unpaid interest will become due and payable upon each such Debenture to be redeemed and that interest thereon will cease to accrue on and after said date; and the place or places where such Debentures are to be surrendered for payment of the redemption price plus accrued and unpaid interest.

    Unless otherwise specified in a Prospectus Supplement, a notice of redemption of Debentures may state that such redemption will be conditional upon the receipt by the Debenture Trustee or any paying agent, on or prior to the date fixed for such redemption, of money sufficient to pay the redemption price plus accrued and unpaid interest, if any, on such Debentures and that if such money shall not have been so received, such notice will be of no force or effect and MidAmerican Energy will not be required to redeem such Debentures. In the event that such notice of redemption contains such a condition and such money is not so received, the redemption will not be made and within a reasonable time thereafter notice will be given, in the manner in which the notice of redemption was given, that such money was not so received and such redemption was not required to be made, and the Debenture Trustee or paying agent will promptly return to the holders of such Debentures any of such Debentures which had been surrendered for payment upon such redemption.

POSSIBLE TAX LAW CHANGES; POSSIBLE REDEMPTION

    On March 19, 1996, the Revenue Reconciliation Bill of 1996 (the "Bill") was released, which would, among other things, generally deny interest deductions for United States federal income tax purposes of interest on an instrument, issued by a corporation, that has a maximum weighted average maturity of more than 40 years. The Bill would also generally deny interest deductions of interest on an instrument, issued by a corporation, that has a maximum term of more than 20 years and that is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. The above-described provisions of the Bill were proposed to be effective generally for debt instruments issued on or after December 7, 1995. If either of such provisions were to apply to the Debentures, the Company would be unable to deduct interest on the Debentures for United States federal income tax purposes. However, on March 29, 1996, the Chairmen of the Senate Finance and House Ways and Means Committees issued a joint statement to the effect that it was their intention that the effective date of the President's legislative proposals, if adopted, will be no earlier than the date of appropriate Congressional action. The Company believes that, under current law, it will be able to deduct interest on the Debentures. There can be no assurance, however, that current or future legislative proposals or final legislation will not affect the ability of the Company to deduct interest on the Series A Debentures. Such a change could give rise to an event which may permit the Company to cause a redemption of a series of Preferred Securities, as described in a Prospectus Supplement.

INTEREST


    The Debentures of each series will bear interest at the rate per annum set forth in the applicable Supplemental Indenture and from the date specified therein. Such interest is payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year (each, an "Interest Payment Date"), to the person in whose name such Debentures are registered, by the close of business on the Business

Day 15 days preceding such Interest Payment Date. It is anticipated that each Issuer will be the sole holder of a particular series of Debentures.

    The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full month, on the basis of the actual number of days elapsed. (Section 310). In the event that any date on which interest is payable on the Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day and without any interest or other payment in respect of any such delay, except that, if such Business Day is in the next succeeding calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date the payment was originally payable. (Section 113).

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    MidAmerican Energy will have the right, at any time and from time to time during the term of any of the Debentures, to extend the interest payment period on such Debentures to a period not exceeding 20 consecutive quarters during which period interest will be compounded quarterly. At the end of an Extension Period, MidAmerican Energy must pay all interest then accrued and unpaid (together with interest thereon at the rate specified for such Debentures compounded quarterly, to the extent permitted by applicable law). However, during any such Extension Period, MidAmerican Energy may not, and may not permit any of its subsidiaries to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of MidAmerican Energy's capital stock or (ii) make any payment of principal of, interest or premium, if any, on, or repay, repurchase or redeem any debt securities of MidAmerican Energy (including other Debentures) that rank PARI PASSU with or junior in interest to the series of Debentures to which such Extension Period applies, or make any guarantee payments with respect to any guarantee by MidAmerican Energy of the debt securities of any of its subsidiaries if such guarantee ranks PARI PASSU or junior in interest to such series of Debentures (other than (a) dividends or distributions in MidAmerican Energy common stock, (b) payments under any Guarantee, and (c) purchases of MidAmerican Energy common stock related to the issuance of common stock under any of MidAmerican Energy's benefit plans for its directors, officers or employees). This covenant effectively requires that any Extension Period with respect to payment of interest on a series of Debentures will apply to all other series of Debentures. Prior to the termination of any such Extension Period, MidAmerican Energy may further extend the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof shall not exceed 20 consecutive quarters at any one time or extend beyond the Maturity Date of the Debentures in question. Upon the termination of any such Extension Period and the payment of all amounts then due, MidAmerican Energy may select a new Extension Period, subject to the above requirements. No interest will be due and payable during an Extension Period, except at the end thereof; provided, however, that Additional Interest Attributable to Taxes, if any, will not be deferred and will be payable on the relevant Interest Payment Date. MidAmerican Energy will give the Debenture Trustee and the Administrative Trustees of the Issuer notice of its election of an Extension Period no less than 15 Business Days prior to the later of (i) the Regular Record Date next preceding the first Interest Payment Date on which interest would be payable but for such election and (ii) five Business Days prior to such Interest Payment Date. Upon receipt of any such notice, the Debenture Trustee will give written notice of MidAmerican Energy's election by mail to the Holders of the affected series of Preferred Securities not less than 10 Business Days prior to such Interest Payment Date. MidAmerican Energy will also make a public announcement of such election in accordance with New York Stock Exchange Rules not less than five Business Days prior to such Regular Record Date. (Section 311).

ADDITIONAL INTEREST ATTRIBUTABLE TO TAXES

    So long as Preferred Securities of any series remain outstanding, if the Issuer thereof would be required to pay, with respect to its income derived from the interest payments on the corresponding series of Debentures, any amounts for or on account of any taxes, duties, assessments or governmental charges of whatever nature imposed by the United States, or any other taxing authority, then, in any such case, MidAmerican Energy will pay as interest on such Debentures such additional interest (the "Additional Interest Attributable to Taxes") as may be necessary in order that the net amounts received and retained by such Issuer after the payment of such taxes, duties, assessments or governmental charges will result in such Issuer having such funds as it would have had in the absence of the payment of such taxes, duties, assessments or governmental charges. (Section 312).

EXTENSION OR ADJUSTMENT OF STATED MATURITY

    If provided in the applicable Prospectus Supplement, MidAmerican Energy will have the right to (i) extend or shorten the maturity of any series of Debentures at the time that MidAmerican Energy exercises its right to elect to liquidate the related Issuer and cause such Debentures to be distributed to the Holders of such Issuer's Trust Securities in liquidation of such Issuer (see "Description of the Preferred Securities -- Termination of an Issuer and Distribution of Debentures"), and (ii) extend the maturity of any series of Debentures at any time; provided that in the case of both (i) and (ii) above, it can extend the maturity only if certain conditions specified in the applicable Prospectus Supplement are met at the time such election is made and at the time of such extension.

DEFEASANCE

    The principal amount of any series of Debentures issued under the Indenture will be deemed to have been paid for purposes of the Indenture and the entire indebtedness of MidAmerican Energy in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited with the Debenture Trustee or any paying agent, in trust: (a) money in an amount which will be sufficient, or (b) in the case of a deposit made prior to the maturity of such series of Debentures, Government Obligations (as defined herein), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the Debenture Trustee or such paying agent, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the Debentures of such series that are outstanding. For this purpose, Government Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States of America entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof. (Section
701).

    Under current United States federal income tax law any deposit contemplated in the preceding paragraph would be treated as a taxable exchange of such outstanding Debentures for an issue of obligations of the trust into which such moneys or Government Obligations were deposited, or a direct interest in the cash and Government Obligations held by such trust. In that case, Holders of such outstanding Debentures would recognize a gain or loss for federal income tax purposes, as if their share of such obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their Debentures. In addition, such Holders thereafter would be required to include in income a share of the income, gain or loss of such trust. The amount so required to be included in income could be different from the amount that would be includable in the absence of such deposit. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of any such deposit.

SUBORDINATION

    The Debentures will be subordinate and junior in right of payment to all Senior Indebtedness of MidAmerican Energy to the extent provided in the Indenture. In the event that (i) certain events of bankruptcy, insolvency or reorganization occur, (ii) any Senior Indebtedness is not paid when due, (iii) any other default has occurred pursuant to which the holders of Senior Indebtedness have accelerated the maturity thereof and with respect to (ii) and
(iii), such default has not been cured or waived, or (iv) the maturity of any series of Debentures has been accelerated because of an event of default with respect thereto which remains uncured, then: (a) the holders of all Senior Indebtedness will first be entitled to receive payment of the full amount due thereon before the holders of any Debentures are entitled to receive any payment on account of the principal of (including any redemption and sinking fund payment) or interest on Debentures, (b) any payment by, or distribution of assets of, MidAmerican Energy to which any holders of Debentures or the Debenture Trustee would be entitled will be paid or delivered by the person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to or for the benefit of the holders of such Senior Indebtedness to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness, before any payment or distribution is made to the holders of Debentures or to the Debenture Trustee, and (c) any payment by, or distribution of assets of, MidAmerican Energy in respect of principal of or interest on Debentures or in connection with any repurchase by MidAmerican Energy of Debentures and received by the Debenture Trustee or any holder of Debentures before all Senior Indebtedness is paid in full, will be required to be paid over to or for the benefit of the holders of such Senior Indebtedness until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness. (Section 1502). Subject to the prior payment of all Senior Indebtedness, the rights of the holders of the Debentures will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Debentures are paid in full. (Section 1504).

    The term Senior Indebtedness is defined in the Indenture to mean all obligations (other than non-recourse obligations and the indebtedness issued under the Indenture) of, or guaranteed or assumed by, MidAmerican Energy for borrowed money, including both senior and subordinated indebtedness for borrowed money (other than the Debentures), or for the payment of money relating to any lease which is capitalized on the consolidated balance sheet of MidAmerican Energy and its subsidiaries in accordance with generally accepted accounting principles as in effect from time to time, or evidenced by bonds, debentures, notes or other similar instruments, and in each case, amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations, whether existing as of the date of the Indenture or subsequently incurred by MidAmerican Energy unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is PARI PASSU with the Debentures; provided that MidAmerican Energy's obligations under the Guarantees shall not be deemed to be Senior Indebtedness. (Section 101).

    The Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued.

CONSOLIDATION, MERGER, AND SALE OF ASSETS

    Under the terms of the Indenture, MidAmerican Energy may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless (i) the corporation formed by such consolidation or into which MidAmerican Energy is merged or the entity which acquires by conveyance or transfer, or which leases, the property and assets of MidAmerican Energy substantially as an entirety shall be an entity organized and validly existing under the laws of any domestic jurisdiction and such entity expressly assumes (by a supplemental indenture) MidAmerican Energy's obligations on all Debentures under the Indenture, (ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (iii) MidAmerican Energy shall have delivered to the Debenture Trustee an Officer's Certificate and an Opinion of Counsel as provided in the Indenture. (Section
1101).

EVENTS OF DEFAULT

    Each of the following will constitute an Event of Default under the Indenture with respect to any series of Debentures: (a) failure to pay any interest on the Debentures of such series within 30 days after the same becomes due and payable, provided that deferral of payment during an Extension Period will not constitute an Event of Default; (b) failure to pay principal or premium, if any, on the Debentures of such series when due and payable; (c) failure to perform, or breach of, any other covenant or warranty of MidAmerican Energy in the Indenture (other than a covenant or warranty of MidAmerican Energy in the Indenture solely for the benefit of one or more series of Debentures other than such series) for 60 days after written notice to MidAmerican Energy by the Debenture Trustee, or to MidAmerican Energy and the Debenture Trustee by the Holders of at least 33% in principal amount of the Debentures of such series outstanding under the Indenture as provided in the Indenture (provided that such 60 day period shall be automatically extended if corrective action is initiated by MidAmerican Energy within such period and is being diligently pursued); (d) the entry by a court having jurisdiction in the premises of (1) a decree or order for relief in respect of MidAmerican Energy in an involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or (2) a decree or order adjudging MidAmerican Energy bankrupt or insolvent, or approving as properly filed a petition by one or more persons other than MidAmerican Energy seeking reorganization, arrangement, adjustment or composition of or in respect of MidAmerican Energy under any applicable Federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official for MidAmerican Energy or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief or any such other decree or order shall have remained unstayed and in effect for a period of 90 consecutive days; and (e) the commencement by MidAmerican Energy of a voluntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief or to the commencement of any similar case or proceeding against it or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of MidAmerican Energy or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the authorization of such action by the Board of Directors. (Section 801).

    An Event of Default with respect to the Debentures of a particular series may not necessarily constitute an Event of Default with respect to Debentures of any other series issued under the Indenture.

    If an Event of Default with respect to Debentures of any series at the time outstanding occurs and is continuing, then either the Debenture Trustee or the holders of at least 33% in principal amount of the outstanding Debentures of such series may declare the principal of all of the Debentures of such series and interest accrued thereon to be due and payable immediately (subject to the subordination provisions of the Indenture), and, should the Debenture Trustee or such Holders of Debentures fail to make such declaration, the Holders of at least 33% in aggregate Liquidation Amount of the corresponding series of Preferred Securities shall have such right. (Section 802).

    At any time after the declaration of acceleration with respect to the Debentures of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event or Events of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if:

    (a) MidAmerican Energy has paid or deposited with the Debenture Trustee a sum sufficient to pay

       (1) all overdue interest on all Debentures of such series;

       (2) the principal of and premium, if any, on any Debentures of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Debentures;

       (3) interest upon overdue interest at the rate or rates prescribed therefor in such Debentures, to the extent that payment of such interest is lawful; and

       (4) all amounts due to the Debenture Trustee under the Indenture; and

    (b) any other Event or Events of Default with respect to Debentures of such series, other than the nonpayment of the principal of the Debentures of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. (Section 802).

    Subject to the provisions of the Indenture relating to the duties of the Debenture Trustee in case an Event of Default shall occur and be continuing, the Debenture Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Debentures, unless such holders shall have offered to the Debenture Trustee reasonable indemnity. (Section 903). If an Event of Default has occurred and is continuing in respect of a series of Debentures, subject to such provisions for the indemnification of the Debenture Trustee, the holders of a majority in principal amount of the outstanding Debentures of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or exercising any trust or power conferred on the Debenture Trustee, with respect to the Debentures of such series; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Debentures, the holders of a majority in aggregate principal amount of the outstanding Debentures of all such series, considered as one class, will have the right to make such direction, and not the holders of the Debentures of any one of such series; and provided, further, that such direction will not be in conflict with any rule of law or with the Indenture. (Section 812).

    No holder of Debentures of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder unless (i) such holder has previously given to the Debenture Trustee written notice of a continuing Event of Default with respect to the Debentures of such series, (ii) the holders of not less than a majority in aggregate principal amount of the outstanding Debentures of all series in respect of which an Event of Default shall have occurred and be continuing, considered as one class, have made written request to the Debenture Trustee, and such holder or holders have offered reasonable indemnity to the Debenture Trustee to institute such proceeding in respect of such Event of Default in its own name as trustee and (iii) the Debenture Trustee has failed to institute any proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding Debentures of such series a direction inconsistent with such request within 60 days after such notice, request and offer. (Section 807). However, such limitations do not apply to (a) a suit instituted by a holder of a Debenture for the enforcement of payment of the principal of or any premium or interest on such Debenture on or after the applicable due date specified in such Debenture, or (b) a Direct Action by a Holder of Preferred Securities as described under "-- Enforcement of Certain Rights by Holders of Preferred Securities." (Section 808).

    MidAmerican Energy will be required to furnish to the Debenture Trustee annually a statement by an appropriate officer as to such officer's knowledge of MidAmerican Energy's compliance with all conditions and covenants under the Indenture, such compliance to be determined without regard to any period of grace or requirement of notice under the Indenture. (Section 606).

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

    If an Event of Default with respect to a series of Debentures has occurred and is continuing and such event is attributable to the failure of MidAmerican Energy to pay interest or principal on such Debentures on the date such interest or principal is otherwise payable, a Holder of the corresponding series of Preferred Securities may institute a legal proceeding directly against MidAmerican Energy for enforcement of payment to such Holder of the principal of or interest on such Debentures having a principal amount equal to the aggregate Liquidation Amount of the related Preferred Securities of such holder (a "Direct Action"). MidAmerican Energy may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the Holders of all of the Preferred Securities. If the right to bring a Direct Action is removed, the applicable Issuer may become subject to the reporting obligations under the Securities Exchange Act of 1934, as amended. MidAmerican Energy will have the right under the Indenture to set-off any payment made to a Holder of Preferred Securities by MidAmerican Energy in connection with a Direct Action. The Holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the related Debentures.

MODIFICATION AND WAIVER

    Without the consent of any holder of Debentures, MidAmerican Energy and the Debenture Trustee may amend or supplement the Indenture for any of the following purposes: (a) to evidence the assumption by any permitted successor to MidAmerican Energy of the covenants of MidAmerican Energy in the Indenture and the Debentures; or (b) to add one or more covenants of MidAmerican Energy or other provisions for the benefit of the holders of outstanding Debentures or to surrender any right or power conferred upon MidAmerican Energy by the Indenture; or (c) to add any additional Events of Default with respect to outstanding Debentures; or (d) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture, provided that if such change, elimination or addition will adversely affect the interests of the holders of Debentures of any series in any material respect, such change, elimination or addition will become effective with respect to such series only (1) when the consent of the holders of Debentures of such series has been obtained in accordance with the Indenture, or (2) when no Debentures of such series remain outstanding under the Indenture; or (e) to provide collateral security for all but not part of the Debentures; or (f) to establish the form or terms of Debentures of any other series as permitted by the Indenture; or (g) to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the holders thereof, and for any and all other matters incidental thereto; or (h) to evidence and provide for the acceptance of appointment of a successor Debenture Trustee under the Indenture with respect to the Debentures of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or to facilitate the administration of the trusts under the Indenture by more than one trustee; or (i) to provide for the procedures required to permit the utilization of a noncertificated system of registration for the Debentures of all or any series; or (j) to change any place where (1) the principal of and premium, if any, and interest, if any, on all or any series of Debentures shall be payable, (2) all or any series of Debentures may be surrendered for registration of transfer or exchange and (3) notices and demands to or upon MidAmerican Energy in respect of Debentures and the Indenture may be served; or (k) to cure any ambiguity or inconsistency or to add or change any other provisions with respect to matters and questions arising under the Indenture, provided such changes or additions shall not adversely affect the interests of the holders of Debentures of any series in any material respect. (Section 1201).

    The holders of at least a majority in aggregate principal amount of the Debentures of all series then outstanding may waive compliance by MidAmerican Energy with certain restrictive provisions of the Indenture, and the holders of at least a majority in principal amount of the outstanding Debentures of any series may waive any past default under the Indenture with respect to such series (i) except that an Issuer which holds Debentures may not waive any compliance or default without the approval of the Holders of a majority in aggregate Liquidation Amount of the its Preferred Securities, and (ii) except for a default in the payment of principal, premium, or interest and certain covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the holder of each outstanding Debenture of such series affected. (Section 607 and Section 813).

    If the Trust Indenture Act is amended after the date of the Indenture to require changes to the Indenture or the inclusion therein of additional provisions or to permit changes to, or the elimination of, provisions which, at the date of the Indenture or at any time thereafter, are required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment of the Trust Indenture Act or to effect such changes, additions or elimination, and MidAmerican Energy and the Debenture Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence or effect such amendment. (Section
1201).

    Except as provided above, the consent of the holders of not less than a majority in aggregate principal amount of the Debentures of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the Indenture or modifying in any manner the rights of the holders of such Debentures under the Indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of Debentures outstanding thereunder are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of outstanding Debentures of all series so directly affected, considered as one class, will be required; and provided further, that no such amendment or modification may (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debenture, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or change the coin or currency (or other property) in which any Debenture or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Maturity Date of any Debenture (or, in the case of redemption, on or after the redemption date) without, in any such case, the consent of the holder of such Debenture, (b) reduce the percentage in principal amount of the outstanding Debentures of any series, (or, if applicable, in Liquidation Amount of Preferred Securities) the consent of the holders of which is required for any such supplemental indenture, or the consent of the holders of which is required for any waiver of compliance with any provision of the Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the holder of each outstanding Debenture of such series, or (c) modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Debentures of any series, without the consent of the holder of each outstanding Debenture affected thereby. A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Debentures, or modifies the rights of the holders of Debentures of such series with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the holders of the Debentures of any other series. (Section 1202).

    The Indenture provides that in determining whether the holders of the requisite principal amount of the outstanding Debentures have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, or whether a quorum is present at the meeting of the holders of Debentures, Debentures owned by MidAmerican Energy or any other obligor upon the Debentures or any affiliate of MidAmerican Energy or of such other obligor (unless MidAmerican Energy, such affiliate or such obligor owns all Debentures outstanding under the Indenture, determined without regard to this provision) shall be disregarded and deemed not to be outstanding. (Section 101).

    If MidAmerican Energy shall solicit from holders of Debentures any request, demand, authorization, direction, notice, consent, election, waiver or other act, MidAmerican Energy may, at its option, fix in advance a record date for the determination of holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other such act, but MidAmerican Energy shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other act may be given before or after such record date, but only the holders of Debentures of record at the close of business on such record date shall be deemed to be holders for the purposes of determining whether holders of the requisite proportion of the outstanding Debentures have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other act, and for that purpose the outstanding Debentures shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder of a Debenture shall bind every future holder of the same Debenture and the holder of every Debenture issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Debenture Trustee or MidAmerican Energy in reliance thereon, whether or not notation of such action is made upon such Debenture. (Section 104).

RESIGNATION OF DEBENTURE TRUSTEE

    The Debenture Trustee may resign at any time by giving written notice thereof to MidAmerican Energy or may be removed at any time by act of the holders of a majority in principal amount of all series of Debentures then outstanding delivered to the Debenture Trustee and MidAmerican Energy except that so long as any Preferred Securities remain outstanding, the Issuer which issued such Preferred Securities may not act to remove the Debenture Trustee without the consent of the Holders of a majority in aggregate Liquidation Amount of such Preferred Securities. No resignation or removal of the Debenture Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a Debenture Trustee appointed by act of the holders of Debentures, if MidAmerican Energy has delivered to the Debenture Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the Indenture, the Debenture Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. (Section 910).

NOTICES

    Notices to holders of Debentures will be given by mail to the addresses of such holders as they may appear in the security register therefor. (Section
106).

TITLE

    MidAmerican Energy, the Debenture Trustee, and any agent of MidAmerican Energy or the Debenture Trustee, may treat the person in whose name Debentures are registered as the absolute owner thereof (whether or not such Debentures may be overdue) for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Section 308).

GOVERNING LAW

    The Indenture, the Supplemental Indentures and the Debentures will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112).

CONCERNING THE DEBENTURE TRUSTEE

    The Debenture Trustee under the Indenture is The First National Bank of Chicago. In addition, The First National Bank of Chicago acts as Property Trustee under the Trust Agreements and as Guarantee Trustee under the Guarantee. First Chicago Delaware Inc. acts as the Delaware Trustee under the Trust Agreements. See "Description of the Preferred Securities -- Concerning the Property Trustee."

                        RELATIONSHIP AMONG THE PREFERRED
                 SECURITIES, THE DEBENTURES AND THE GUARANTEES

    As long as payments of interest and other payments are made when due on each series of Debentures, such payments will be sufficient to cover Distributions and other payments due on the Preferred Securities of the corresponding series, because: (i) the aggregate principal amount of each series of Debentures will be equal to the sum of the aggregate Liquidation Amount of the corresponding Trust Securities; (ii) the interest rate and interest and other payment dates on each series of Debentures will correspond to the Distribution rate and Distribution and other payment dates on the Preferred Securities of such series; (iii) the Expense Agreements entered into by MidAmerican Energy pursuant to the Trust Agreements provide that MidAmerican Energy will pay for all, and an Issuer will not be obligated to pay, directly or indirectly, for any, costs, expenses or liabilities of such Issuer, including any income taxes, duties and other governmental charges, and all costs and expenses with respect thereto, to which such Issuer may become subject, except for United States withholding taxes and such Issuer's payment obligations to holders of the Preferred Securities of a particular series under such Preferred Securities; and (iv) each Trust Agreement further provides that the Trustees will not cause or permit an Issuer to, among other things, engage in any activity that is not consistent with the limited purposes of each Issuer.

    Payments of Distributions and other amounts due on Preferred Securities of each series (to the extent an Issuer has funds sufficient for such payments) are guaranteed by MidAmerican Energy as and to the extent set forth under "Description of the Guarantees." The Debentures and the Guarantees, together with the obligations of MidAmerican Energy with respect to the Preferred Securities under the Indenture, the Trust Agreements, the Guarantees and the Expense Agreements constitute full and unconditional guarantees of the Preferred Securities by MidAmerican Energy. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantees. It is only the combined operation of these documents that has the effect of providing full and unconditional guarantees by MidAmerican Energy of the Preferred Securities. If and to the extent that MidAmerican Energy does not make payments on any series of Debentures, such Issuer will not pay Distributions or other amounts due on the Preferred Securities of the corresponding series.

    Notwithstanding anything to the contrary in the Indenture, MidAmerican Energy has the right to set-off any payment it is otherwise required to make thereunder with and to the extent MidAmerican Energy has theretofore made, or is concurrently on the date of such payment making, a payment under the related Guarantee.

    If the Guarantee Trustee fails to enforce any Guarantee, a Holder of a Preferred Security to which such Guarantee applies may institute a legal proceeding directly against MidAmerican Energy to enforce such Holder's rights under such Guarantee without first instituting a legal proceeding against the Issuer of such Preferred Security or any other person or entity.

    Each Issuer's Preferred Securities will evidence the rights of the Holders thereof to the benefits of such Issuer, a trust that exists for the sole purpose of issuing its Trust Securities and investing the proceeds of its Preferred Securities in corresponding series of Debentures of MidAmerican Energy while each series of Debentures represents indebtedness of MidAmerican Energy. A principal difference between the rights of a Holder of a Preferred Security and a holder of a Debenture is that a holder of a Debenture will accrue, and (subject to the permissible extensions of the interest payment period) is entitled to receive, interest on the principal amount of Debentures held, while a Holder of Preferred Securities is only entitled to receive Distributions if and to the extent the Issuer has funds sufficient for the payment of such Distributions.

    Upon any voluntary or involuntary dissolution, winding up or termination of an Issuer involving the distribution of a series of Debentures, the Holders of Trust Securities of the corresponding series will be entitled to receive, out of assets legally available for distribution to such Holders, a Liquidation Distribution; provided, however, that if an Event of Default under an applicable Trust Agreement shall have occurred and be continuing, the holders of the Common Securities outstanding thereunder will be entitled to receive, out of assets legally available for Distribution to such holders, Distributions only after the Holders of the corresponding Preferred Securities. See "Description of the Preferred Securities -- Liquidation, Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of MidAmerican Energy, each Issuer, as a Holder of Debentures, would be a subordinated creditor of MidAmerican Energy, junior in right of payment to all Senior Indebtedness, but entitled to receive payment in full of principal and interest before any shareholders of MidAmerican Energy receive any payments or distributions. Since MidAmerican Energy has agreed to pay for all costs, expenses and liabilities of the Issuers (other than United States withholding taxes and other than the Issuers' obligations to the Holders of Preferred Securities under the Preferred Securities, which obligations are independently covered by the Guarantees), the positions of a Holder of Preferred Securities and a holder of Debentures relative to other creditors and to shareholders of MidAmerican Energy in the event of a liquidation or bankruptcy of MidAmerican Energy would be substantially the same.

    A default or event of default under any Senior Indebtedness will not constitute a default or Event of Default under the Debentures. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the Debentures provide that no payments may be made in respect of the Debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived.

    Failure to make required payments on any series of Debentures would constitute an Event of Default under the Indenture.

                              PLAN OF DISTRIBUTION

    The Preferred Securities may be sold in a public offering to or through underwriters or dealers designated from time to time. An Issuer may sell its Preferred Securities as soon as practicable after the effectiveness of the Registration Statement of which this Prospectus is a part. The names of any underwriters or dealers involved in the sale of the Preferred Securities of a particular series in respect of which this Prospectus is delivered, the number of Preferred Securities to be purchased by any such underwriters or dealers and the applicable commissions or discounts will be set forth in the applicable Prospectus Supplement.

    Underwriters may offer and sell Preferred Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of Preferred Securities, underwriters will be deemed to have received compensation from MidAmerican Energy and/or an Issuer in the form of underwriting discounts or commissions. Underwriters may sell Preferred Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters.

    Any underwriting compensation paid by MidAmerican Energy to underwriters in connection with the offering of the Preferred Securities, and any discounts, concessions or commissions allowed by such underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters and dealers participating in the distribution of Preferred Securities may be deemed to be underwriters, and any discounts and commissions received by them, and any profit realized by them on resale of such Preferred Securities, may be deemed to constitute underwriting discounts and commissions under the Securities Act. Underwriters and dealers may be entitled, pursuant to their agreement with MidAmerican Energy and an Issuer, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by MidAmerican Energy for certain expenses.

    In connection with the offering of the Preferred Securities of a particular series, the Issuer thereof may grant to the underwriters an option to purchase additional Preferred Securities to cover over-allotments, if any, at the initial public offering price (with an additional underwriting commission), as set forth in the applicable Prospectus Supplement.

    Underwriters and dealers may engage in transactions with, or perform services for, MidAmerican Energy, an Issuer and any of their respective affiliates.

    An Issuer's Preferred Securities will be a new issue of securities and will have no established trading market. Any underwriters to whom an Issuer's Preferred Securities are sold by such Issuer for public offering and sale may make a market in such Preferred Securities, but such underwriters will not be obligated to do so and may discontinue any market-making at any time without notice. Such Preferred Securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of meaningful trading markets for any Preferred Securities.

                                 LEGAL MATTERS


    Certain legal matters will be passed upon for MidAmerican Energy by John A. Rasmussen, Jr., Senior Vice President and General Counsel of MidAmerican Energy, and by Richards, Layton & Finger, special Delaware counsel to MidAmerican Energy and the Issuers. The validity of the Preferred Securities will be passed upon for the underwriters by Sidley & Austin. Sidley & Austin regularly serves as special counsel to MidAmerican Energy and its affiliates on certain matters. Sidley & Austin will rely upon the opinion of John A. Rasmussen, Jr., as to matters of Iowa law. Mr. Rasmussen is an officer and full-time employee of MidAmerican Energy and at September 30, 1996, he owned directly and/or beneficially 6,200 shares of common stock of MidAmerican Energy and had been granted, pursuant to and subject to the terms of MidAmerican Energy's Long-Term Incentive Plan, options to purchase 40,000 shares of MidAmerican Energy common stock and 6,500 performance shares.


                                    EXPERTS

    The consolidated financial statements and supporting schedules included in or incorporated by reference in MidAmerican Energy's 1995 Annual Report on Form 10-K have been audited by Arthur Andersen LLP, independent public accountants, as set forth in its report. The consolidated financial statements and supporting schedules referred to above have been incorporated herein in reliance upon the authority of Arthur Andersen LLP as experts in giving said reports.

----------------------------------------------
                                  ----------------------------------------------
----------------------------------------------
                                  ----------------------------------------------


    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MIDAMERICAN ENERGY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT


                                                          PAGE
                                                     ---------
Risk Factors.......................................        S-4
MidAmerican Energy Financing I.....................        S-7
MidAmerican Energy Company.........................        S-9
Use of Proceeds....................................        S-9
Ratios of Earnings To Fixed Charges................       S-10
Capitalization.....................................       S-11
Accounting Treatment...............................       S-11
Certain Terms of the Series A Preferred
  Securities.......................................       S-12
Certain Terms of the Series A Guarantee............       S-14
Certain Terms of the Series A Debentures...........       S-15
United States Federal Income Taxation..............       S-18
Underwriting.......................................       S-23

                          PROSPECTUS
Available Information..............................          2
Incorporation of Certain Documents by Reference....          2
The Issuers........................................          3
MidAmerican Energy Company.........................          3
Description of the Preferred Securities............          4
Description of the Guarantees......................         15
Description of the Debentures......................         17
Relationship Among the Preferred Securities, the
  Debentures and the Guarantees....................         28
Plan of Distribution...............................         29
Legal Matters......................................         30
Experts............................................         30



                         4,000,000 PREFERRED SECURITIES


                               MIDAMERICAN ENERGY
                                  FINANCING I


                         % CUMULATIVE QUARTERLY INCOME
                             PREFERRED SECURITIES,
                              SERIES A (QUIPS-SM-)



                      GUARANTEED, AS SET FORTH HEREIN, BY


                               MIDAMERICAN ENERGY
                                    COMPANY

                                  ------------


                                     [LOGO]
                                  ------------



                              GOLDMAN, SACHS & CO.
                            PAINEWEBBER INCORPORATED
                           DEAN WITTER REYNOLDS INC.
                           A.G. EDWARDS & SONS, INC.
                            DILLON, READ & CO. INC.
                             LEGG MASON WOOD WALKER


                                  INCORPORATED



                      REPRESENTATIVES OF THE UNDERWRITERS


----------------------------------------------
                                  ----------------------------------------------
----------------------------------------------
                                  ----------------------------------------------